Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

MELLON FINANCIAL CORPORATION,

THE BANK OF NEW YORK COMPANY, INC.

AND

THE BANK OF NEW YORK MELLON CORPORATION

DATED

DECEMBER 3, 2006,

AS AMENDED AND RESTATED AS OF

FEBRUARY 23, 2007,

AS FURTHER AMENDED AND RESTATED AS OF

MARCH 30, 2007

Table of Contents

		Page
	ARTICLE 1

	TERMS OF FIRST STEP MERGER

1.1.	First Step Merger	2
1.2.	First Effective Time	2
1.3.	Conversion of Mellon Common Stock	2
1.4.	Cancellation of Newco Common Stock	3
1.5.	Cancellation of Shares Held by Mellon	3
1.6.	Mellon Stock Options and Other Equity-Based Awards.	3
1.7.	Organization of Newco	5

	ARTICLE 2

	TERMS OF SECOND STEP MERGER

2.1.	Second Step Merger	6
2.2.	Time and Place of Closing	6
2.3.	Effective Time	6
2.4.	Conversion of BNY Common Stock	7
2.5.	Effects on Common Stock	7
2.6.	BNY Stock Options and Other Equity-Based Awards.	8

	ARTICLE 3

	EXCHANGE OF SHARES

3.1.	Exchange Procedures	10
3.2.	Rights of Holders	11

	ARTICLE 4

	REPRESENTATIONS AND WARRANTIES

4.1.	Disclosure Letters	12
4.2.	Standards	13
4.3.	Representations and Warranties of the Parties	14

	ARTICLE 5
	COVENANTS AND ADDITIONAL AGREEMENTS

5.1.	Conduct of Business Prior to Effective Time	30
5.2.	Forbearances	30
5.3.	Dividends	32

i

5.4.	Redemption of BNY Series A Preferred Stock	33
5.5.	Reasonable Best Efforts	33
5.6.	Shareholders’ Approvals	34
5.7.	Registration Statement; Joint Proxy Statement/Prospectus	34
5.8.	Listing of Newco Common Stock	35
5.9.	Applications and Consents; Governmental Filings	35
5.10.	Notification of Certain Matters	36
5.11.	Investigation and Confidentiality	36
5.12.	Press Releases; Public Announcements	37
5.13.	Acquisition Proposals	37
5.14.	Takeover Laws; No Rights Triggered	38
5.15.	Exemption from Liability Under Section 16(b)	38
5.16.	Agreement of Affiliates	39
5.17.	Employee Matters	39
5.18.	Indemnification	42
5.19.	Corporate Governance	43
5.20.	Commitments to the Community	44
5.21.	Change of Method	45
5.22.	Restructuring Efforts	45

	ARTICLE 6

	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

6.1.	Conditions to Obligations of Each Party	45
6.2.	Conditions to Obligations of Mellon	46
6.3.	Conditions to Obligations of BNY	47

	ARTICLE 7

	TERMINATION

7.1.	Termination	48
7.2.	Effect of Termination	49

	ARTICLE 8

	MISCELLANEOUS

8.1.	Definitions	49
8.2.	Non-Survival of Representations and Covenants	59
8.3.	Expenses	60
8.4.	Entire Agreement	60
8.5.	Amendments	60
8.6.	Waivers	60
8.7.	Assignment	60
8.8.	Notices	61

8.9.	Governing Law	62
8.10.	Counterparts	62
8.11.	Captions	62
8.12.	Interpretations	62
8.13.	Severability	62
8.14.	Waiver of Jury Trial	62
8.15.	Submission to Jurisdiction	63
8.16.	Specific Performance	63
8.17.	Effectiveness of Amendment and Restatement	63

LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
1-A	Form of Mellon Stock Option Agreement

1-B	Form of BNY Stock Option Agreement

2-A	Amended and Restated Certificate of Incorporation of Newco (Section 1.7)

2-B	By-laws of Newco (Section 1.7)

3-A	Form of Mellon Affiliate Letter (Section 5.16)

3-B	Form of BNY Affiliate Letter (Section 5.16)

4	Newco Officers (Section 5.19(c))

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated December 3, 2006, as amended and restated as of February 23, 2007, as further amended and restated as of March 30, 2007 (this “Agreement”), is between MELLON FINANCIAL CORPORATION, a Pennsylvania corporation (“Mellon”), THE BANK OF NEW YORK COMPANY, INC., a New York corporation (“BNY”), and THE BANK OF NEW YORK MELLON CORPORATION, a Delaware corporation (“Newco”).

RECITALS

A. Original Agreement and First Amended and Restated Agreement. Mellon and BNY have entered into an Agreement and Plan of Merger dated as of December 3, 2006 (the “Original Agreement”). On February 22, 2007, Newco became a party to the Original Agreement through the execution and delivery of a Supplement to Agreement and Plan of Merger between Newco, Mellon and BNY. On February 23, 2007, Mellon, BNY and Newco amended and restated the Original Agreement in its entirety. In accordance with Section 8.5 thereof, Mellon, BNY and Newco wish to further amend the Original Agreement (as amended and restated) and to restate the Original Agreement (as previously amended and restated) in its entirety.

B. Approvals. The Boards of Directors of Mellon and BNY have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of Mellon and BNY, respectively, and their respective shareholders.

C. The Merger. This Agreement provides for a strategic business combination through the merger of Mellon with and into a newly-formed Subsidiary of BNY and Mellon to be named “The Bank of New York Mellon Corporation” and organized under Delaware law with Newco as the surviving corporation, followed immediately thereafter by the merger of BNY with and into Newco with Newco as the surviving corporation.

D. Intention of the Parties. It is the intention of the Parties that (i) the First Step Merger shall qualify for all tax purposes as a reincorporation of Mellon in Delaware and for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(1)(F) of the Internal Revenue Code, (ii) the Second Step Merger shall qualify for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (iii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

E. Reciprocal Stock Options. Concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to BNY’s willingness to enter into this Agreement and the BNY Stock Option Agreement referred to below, BNY and Mellon are entering into a Stock Option Agreement, dated as of the date hereof, in the form of Exhibit 1-A (the “Mellon Stock Option Agreement”) pursuant to which Mellon is granting to BNY an option to purchase shares of Mellon Common Stock and (ii) as a condition and inducement to Mellon’s willingness to enter into this Agreement and the Mellon Stock Option Agreement referred to below, BNY and Mellon are entering into a Stock Option Agreement, dated as of the date hereof, in the form of Exhibit 1-B (the “BNY Stock Option Agreement”) pursuant to which BNY is granting to Mellon an option to purchase shares of BNY Common Stock.

F. Defined Terms. Certain capitalized terms used in this Agreement are defined in Section 8.1 of this Agreement. All references in this Agreement to the “transactions contemplated hereby” shall include the execution, delivery and performance of the Stock Option Agreements.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TERMS OF FIRST STEP MERGER

1.1. First Step Merger. Subject to the terms and conditions of this Agreement, at the First Effective Time, Mellon shall be merged with and into Newco in accordance with the provisions of the PBCL and the DGCL (the “First Step Merger”). Newco shall be the surviving corporation in the First Step Merger and shall be governed by the laws of the State of Delaware. Upon consummation of the First Step Merger, the separate corporate existence of Mellon shall cease.

1.2. First Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Parties will cause articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department of State”) as provided in Section 1927 of the PBCL and a certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as provided in Section 252 of the DGCL to effect the First Step Merger. The First Step Merger shall take effect when such articles and certificate of merger are filed, or at such other time as may be agreed by the Parties and specified therein (the “First Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall cause the First Effective Time to occur on the second business day following the date on which satisfaction or waiver of the last of the conditions set forth in Article 6 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such other date mutually agreed upon in writing by the Parties.

1.3. Conversion of Mellon Common Stock. At the First Effective Time, in each case subject to Sections 1.3(c) and 1.5, by virtue of the First Step Merger and without any action on the part of the Parties, Newco or the holder of any of the following securities:

(a) Each share of Mellon Common Stock that is Outstanding immediately prior to the First Effective Time (other than shares of Mellon Common Stock held by Mellon (in each case other than (i) shares held in trust, managed, custodial, nominee or similar accounts and shares held by mutual funds or other pooled investment vehicles for which Mellon or any of its Subsidiaries acts as investment advisor or in a similar capacity (collectively, “Trust Account Shares”) or (ii) shares held as a result of debts previously contracted)) shall be converted into the right to receive the number of shares of Newco Common Stock equal to the Mellon Exchange Ratio.

(b) All shares of Mellon Common Stock converted pursuant to this Section 1.3 shall no longer be Outstanding and shall automatically be cancelled and retired and shall cease to exist as of the First Effective Time, and each certificate previously representing any such shares of Mellon Common Stock (the “Old Mellon Certificates”) shall cease to have any rights except it shall thereafter represent the right to receive with respect to each underlying share of Mellon Common Stock (i) a certificate representing the number of whole shares of Newco Common Stock into which the shares of Mellon Common Stock represented by such Old Mellon Certificate have been converted pursuant to this Section 1.3, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1(a).

(c) If, following the date of this Agreement and prior to the First Effective Time, the Outstanding shares of BNY Common Stock or Mellon Common Stock shall have, except as provided herein, been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Mellon Exchange Ratio.

1.4. Cancellation of Newco Common Stock. At and after the First Effective Time, each share of Newco Common Stock held by Mellon immediately prior to the First Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common Stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.

1.5. Cancellation of Shares Held by Mellon. Each of the shares of Mellon Common Stock held by Mellon (in each case other than Trust Account Shares or shares held as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the First Effective Time and no consideration shall be issued in exchange therefor.

1.6. Mellon Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of Mellon Common Stock (a “Mellon Stock Option”) granted under an equity compensation plan of Mellon (a “Mellon Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the First Effective Time shall cease, at the First Effective Time, to represent a right to acquire shares of Mellon Common Stock and shall be converted at the First Effective Time, without any action on the part of any holder of any Mellon Stock Option, into an option to purchase shares of Newco Common Stock (a “Newco Stock Option”) on the same terms and conditions, including any reload feature (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Mellon Stock Plan, or in the related award document by reason of the transactions contemplated hereby) as were applicable under such Mellon Stock Option prior to the First

Effective Time. The number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the number of shares of Mellon Common Stock subject to each such Mellon Stock Option multiplied by the Mellon Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock, and such Newco Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Mellon Stock Option divided by the Mellon Exchange Ratio; provided that, in the case of any Mellon Stock Option to which Section 421 of the Internal Revenue Code applies as of the First Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Internal Revenue Code, the exercise price, the number of shares of Newco Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code; and provided further, that in any event, the conversion of each Mellon Stock Option shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.

(b) At the First Effective Time, each Right consisting of, based on or relating to shares of Mellon Common Stock granted under a Mellon Stock Plan, other than Mellon Stock Options (each, a “Mellon Stock-Based Award”), whether vested or unvested, contingent or accrued, which is outstanding immediately prior to the First Effective Time shall cease, at the First Effective Time, to represent a Right with respect to shares of Mellon Common Stock and shall be converted without any action on the part of any holder of a Right, at the First Effective Time, into a Right consisting of, based on or relating to shares of Newco Common Stock (a “Newco Stock-Based Award”), on the same terms and conditions as were applicable under the Mellon Stock-Based Awards, including any reload feature (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Mellon Stock Plan or in the related award document by reason of the transactions contemplated hereby), as were applicable under such Mellon Stock-Based Award prior to the First Effective Time; provided that in any event, the conversion of each Mellon Stock-Based Award shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code. The number of shares of Newco Common Stock subject to each such Newco Stock-Based Award shall be equal to the number of shares of Mellon Common Stock subject to the Mellon Stock-Based Award multiplied by the Mellon Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock and, if applicable, such Newco Stock-Based Award shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in the Mellon Stock-Based Award divided by the Mellon Exchange Ratio. Any dividend equivalents credited to the account of each holder of a Mellon Stock-Based Award as of the First Effective Time shall remain credited to such holder’s account immediately following the First Effective Time, subject to adjustment in accordance with the foregoing.

(c) As soon as practicable after the First Effective Time, Newco shall deliver to the holders of Mellon Stock Options and Mellon Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant Mellon Stock Plans and award documents and stating that such Mellon Stock Options and Mellon Stock-Based Awards have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.6 after giving effect to the Merger and the terms of the relevant Mellon Stock Plans).

(d) Following the First Effective Time, Newco may maintain the Mellon Stock Plans for purposes of granting future awards to individuals who were employees or directors of Mellon at the First Effective Time. If so, the provisions of the Mellon Stock Plans, including the respective terms of such plans, will be unchanged, except that all Rights issued by Newco pursuant to the Mellon Stock Plans following the First Effective Time shall be Rights in respect of Newco Common Stock, and the number of shares of Newco Common Stock available for future issuance pursuant to each Mellon Stock Plan following the First Effective Time (the “Available Mellon Stock Plan Shares”) shall be equal to the number of shares of Mellon Common Stock so available immediately prior to the First Effective Time, multiplied by the Mellon Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock.

(e) Prior to the First Effective Time, Mellon shall take all necessary action for the adjustment of Mellon Stock Options and Mellon Stock-Based Awards under this Section 1.6. Newco shall reserve for future issuance in respect thereof a number of shares of Newco Common Stock at least equal to the number of shares of Newco Common Stock that will be subject to Newco Stock Options and Newco Stock-Based Awards as a result of the actions contemplated by this Section 1.6, plus the number of Available Mellon Stock Plan Shares in the event that Newco maintains the Mellon Stock Plans as contemplated by this Section 1.6. As soon as practicable following the Effective Time, Newco shall file a registration statement on Form S-8 or S-3, as the case dictates (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms), with respect to the shares of Newco Common Stock subject to such Newco Stock Options and Newco Stock-Based Awards (and the Available Mellon Stock Plan Shares, as the case dictates) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Stock Options and Newco Stock-Based Awards remain outstanding.

(f) Mellon shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date no further shares of Mellon Common Stock will be purchased under the Mellon Direct Stock Purchase and Dividend Reinvestment Plan (the “Mellon DRIP”); provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the First Effective Time and subject to the consummation of the Merger, Mellon shall terminate the Mellon DRIP. Mellon shall take such action as is necessary to cause suspension of the Mellon Employee Stock Purchase Plan (the “Mellon ESPP”) for the purchase period during which the Closing Date is scheduled to occur.

1.7. Organization of Newco. Prior to the Effective Time, Newco will be duly organized by BNY and Mellon under Delaware Law as a direct subsidiary of BNY and Mellon. The Organizational Documents of Newco in effect at the First Effective Time shall be as set forth in Exhibits 2-A and 2-B, until thereafter amended in accordance with applicable Law and Newco’s Organizational Documents. Prior to the Effective Time, the Board of Directors of Newco shall consist of one BNY officer designated by BNY and one Mellon officer designated by Mellon, and at and following the Effective Time, the Board of Directors of Newco shall be constituted as provided in Section 5.19 below. At or prior to the Effective Time, the Parties will take such actions as may be required to ensure that: (i) Newco has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business;

(ii) Newco is duly qualified or licensed to do business and (to the extent applicable) in good standing in the States and territories of the United States and foreign jurisdictions where the character of its assets or the nature of the conduct of its business requires it to be so qualified or licensed; and (iii) Newco will have engaged in no business and incurred no liabilities or obligations other than as necessary to consummate the Merger. The authorized capital stock of Newco shall be as agreed by the Parties, of which, as of the First Effective Time, two shares of Newco Common Stock will be Outstanding, one of which shares will be held by BNY and one of which shares will be held by Mellon. The authorized capital stock of Newco immediately following consummation of the First Step Merger (and prior to the Effective Time) will be as set forth in the form of Newco Certificate of Incorporation. No change in such capitalization will occur prior to the Effective Time except as provided in or contemplated by this Agreement. At the Effective Time, no capital stock of Newco (and no Rights to acquire any such capital stock) will be Outstanding, except as contemplated by this Agreement. The shares of Newco Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights. The Parties agree to cause Newco to comply with all of Newco’s agreements, covenants and obligations under this Agreement and to promptly effect the Newco Shareholder Approval.

ARTICLE 2

TERMS OF SECOND STEP MERGER

2.1. Second Step Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, BNY shall be merged with and into Newco in accordance with the provisions of the NYBCL and the DGCL (the “Second Step Merger” and, together with the First Step Merger, the “Merger”). Newco shall be the surviving corporation in the Second Step Merger and shall continue to be governed by the Laws of the State of Delaware. Upon consummation of the Second Step Merger, the separate corporate existence of BNY shall cease.

2.2. Time and Place of Closing. The closings of the First Step Merger and the Second Step Merger (the “Closing”) shall take place sequentially (with the Second Step Merger occurring immediately after the First Step Merger), on the same day when the First Effective Time and the Effective Time (as defined in Section 2.3) are to occur (the “Closing Date”), unless another time is agreed to in writing by the Parties. The Parties shall coordinate filing to ensure the timing of the foregoing. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the Parties.

2.3. Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the Parties will cause a certificate of merger to be filed with the Department of State of the State of New York (the “New York Department of State”) as provided in Section 907 of the NYBCL and a certificate of merger to be filed with the Delaware Secretary of State as provided in Section 252 of the DGCL to effect the Second Step Merger. The Second Step Merger shall take effect when such certificates of merger are filed, or at such other time as may be agreed by the Parties and specified therein (the “Effective Time”).

2.4. Conversion of BNY Common Stock. At the Effective Time, in each case subject to Section 2.5, by virtue of the Second Step Merger and without any action on the part of the Parties, Newco or the holder of any of the following securities:

(a) Each share of BNY Common Stock that is Outstanding immediately prior to the Effective Time (other than shares of BNY Common Stock held by either BNY or Newco (in each case other than Trust Account Shares or shares held as a result of debts previously contracted)) shall be converted into the right to receive the number of shares of Newco Common Stock equal to the BNY Exchange Ratio.

(b) All shares of BNY Common Stock converted pursuant to this Section 2.4 shall no longer be Outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of BNY Common Stock (the “Old BNY Certificates” and together with the Old Mellon Certificates, the “Old Certificates”) shall cease to have any rights except it shall thereafter represent the right to receive with respect to each underlying share of BNY Common Stock (i) a certificate representing the number of whole shares of Newco Common Stock into which the shares of BNY Common Stock represented by such Old BNY Certificate have been converted pursuant to this Section 2.4, (ii) in accordance with Section 2.4(c), cash in lieu of fractional shares of Newco Common Stock represented by such Old BNY Certificate which have been converted pursuant to this Section 2.4, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.1(a).

(c) Notwithstanding any other provision of this Agreement, each holder of shares of BNY Common Stock exchanged pursuant to the Second Step Merger who would otherwise have been entitled to receive a fraction of a share of Newco Common Stock (after taking into account all Old BNY Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to the product obtained by multiplying (i) such fractional part of a share of Newco Common Stock by (ii) the closing sale price of Mellon Common Stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the Closing Date as reported by The Wall Street Journal or if not reported therein, in another authoritative source.

(d) If, following the date of this Agreement and prior to the Effective Time, the Outstanding shares of BNY Common Stock or Mellon Common Stock shall have, except as provided for herein, been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the BNY Exchange Ratio.

2.5. Effects on Common Stock.

(a) At and after the Effective Time, each share of Newco Common Stock Outstanding immediately prior to the Closing Date shall remain an Outstanding share of common stock of the Surviving Corporation and shall not be affected by the Second Step Merger; provided that any shares of Newco Common Stock held by BNY (other than any Trust Account Shares or shares held as a result of debts previously contracted) prior to the Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.

(b) Each of the shares of BNY Common Stock held by either BNY or Newco (in each case other than Trust Account Shares or shares held as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor.

2.6. BNY Stock Options and Other Equity-Based Awards.

(a) Each option to purchase shares of BNY Common Stock (a “BNY Stock Option”) granted under an equity compensation plan of BNY (a “BNY Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of BNY Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any BNY Stock Option, into a Newco Stock Option on the same terms and conditions as were applicable under such BNY Stock Option prior to the Effective Time. The number of shares of Newco Common Stock subject to each such Newco Stock Option shall be equal to the number of shares of BNY Common Stock subject to each such BNY Stock Option multiplied by the BNY Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock, and such BNY Stock Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such BNY Stock Option divided by the BNY Exchange Ratio; provided that, in the case of any BNY Stock Option to which Section 421 of the Internal Revenue Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Internal Revenue Code, the exercise price, the number of shares of Newco Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code; and provided, further, that in any event, the conversion of each BNY Stock Option shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.

(b) At the Effective Time, each Right consisting of, based on or relating to shares of BNY Common Stock granted under a BNY Stock Plan, other than BNY Stock Options (each, a “BNY Stock-Based Award”), whether vested or unvested, contingent or accrued, which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent a Right with respect to shares of BNY Common Stock and shall be converted without any action on the part of any holder of a Right, at the Effective Time, into a Newco Stock-Based Award, on the same terms and conditions as were applicable under the BNY Stock-Based Awards prior to the Effective Time. The number of shares of Newco Common Stock subject to each such Newco Stock-Based Award shall be equal to the number of shares of BNY Common Stock subject to the BNY Stock-Based Award multiplied by the BNY Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock and, if applicable, such Newco

Stock-Based Award shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in the BNY Stock Based Award divided by the BNY Exchange Ratio; provided that in any event, the conversion of each BNY Stock-Based Award shall be effected in a manner consistent with the requirements of Section 409A of the Internal Revenue Code. Any dividend equivalents credited to the account of each holder of a BNY Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of BNY Stock Options and BNY Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant BNY Stock Plans and award documents and stating that such BNY Stock Options and BNY Stock-Based Awards have been assumed by Newco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger and the terms of the relevant BNY Stock Plans).

(d) Following the Effective Time, Newco may maintain the BNY Stock Plans for purposes of granting future awards to individuals who were employees or directors of BNY at the Effective Time. If so, the provisions of the BNY Stock Plans, including the respective terms of such plans, will be unchanged, except that all Rights issued by Newco pursuant to the BNY Stock Plans following the Effective Time shall be Rights in respect of Newco Common Stock, and the number of shares of Newco Common Stock available for future issuance pursuant to each BNY Stock Plan following the Effective Time (the “Available BNY Stock Plan Shares”) shall be equal to the number of shares of BNY Common Stock so available immediately prior to the Effective Time, multiplied by the BNY Exchange Ratio, rounded, if necessary, to the nearest whole share of Newco Common Stock.

(e) Prior to the Effective Time, BNY shall take all necessary action and make all necessary arrangements for the adjustment of BNY Stock Options and BNY Stock-Based Awards under this Section 2.6. Newco shall reserve for future issuance a number of shares of Newco Common Stock at least equal to the number of shares of Newco Common Stock that will be subject to Newco Stock Options and Newco Stock-Based Awards as a result of the actions contemplated by this Section 2.6, plus the number of Available BNY Stock Plan Shares in the event that Newco maintains the BNY Stock Plans as contemplated by this Section 2.6. As soon as practicable following the Effective Time, Newco shall file a registration statement on Form S-8 or S-3, as the case dictates (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms), with respect to the shares of Newco Common Stock subject to such Newco Stock Options and Newco Stock-Based Awards (and the Available BNY Stock Plan Shares, as the case dictates) and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Stock Options and Newco Stock-Based Awards remain outstanding.

(f) BNY shall take such action as is necessary to provide that as of no later than three business days prior to the Closing Date no further shares of BNY Common Stock will be purchased under the BNY Dividend Reinvestment and Direct Stock Purchase and Sale Plan (the “BNY DRIP”); provided, that such cessation of further purchases following the Closing Date shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, BNY shall terminate the BNY DRIP. BNY shall take such action as is necessary to cause suspension of the BNY Employee Stock Purchase Plan (the “BNY ESPP”) for the purchase period during which the Closing Date is scheduled to occur.

ARTICLE 3

EXCHANGE OF SHARES

3.1. Exchange Procedures.

(a) At or prior to the First Effective Time, Newco shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with Article 1 and Article 2 and this Article 3, certificates or evidence of shares in book entry form representing Newco Common Stock (collectively, “New Certificates”) (together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Newco Common Stock (without any interest thereon), the “Exchange Fund”) to be paid pursuant to Article 1 and Article 2 and this Article 3 in exchange for Outstanding shares of Mellon Common Stock and BNY Common Stock.

(b) As promptly as practicable after the Effective Time, Newco shall send or cause to be sent to each former holder of record of shares of Mellon Common Stock and BNY Common Stock immediately prior to the First Effective Time or the Effective Time, as applicable (each, a “Holder”), transmittal materials for use in exchanging such Holder’s Old Certificates for the consideration set forth in Article 1 and Article 2 (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing such shares of Mellon Common Stock and BNY Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Mellon and BNY may reasonably specify). Newco shall cause the New Certificates for shares of Newco Common Stock into which shares of a Holder’s Mellon Common Stock or BNY Common Stock, as the case may be, are converted at the First Effective Time or the Effective Time, if applicable, or dividends or distributions which such Person shall be entitled to receive and any fractional share interests (in the case of BNY Holders only), to be delivered to such Person upon delivery to the Exchange Agent of Old Certificates representing such shares of Mellon Common Stock or BNY Common Stock, as the case may be, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Article 1 and Article 2 and this Article 3 upon such delivery. If any New Certificate is to be issued or any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered Holder of the Old Certificate surrendered, or shall establish to the satisfaction of Newco and the Exchange Agent that any such Taxes have been paid or are not applicable. Any Person whom the Parties reasonably believe to be an “affiliate” of Mellon or BNY for purposes of Rule 145 of the 1933 Act shall not be entitled to receive any New Certificate or payment pursuant to Article 1 or Article 2 or this Article 3 until such Person shall have duly executed and delivered an appropriate agreement as described in Section 5.16.

(c) Notwithstanding the foregoing, none of the Exchange Agent, Newco, any of the Parties or any of their respective Subsidiaries shall be liable to any former Holder of Mellon Common Stock or BNY Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Newco or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Newco or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Newco or the Exchange Agent shall, in exchange for the shares of Mellon Common Stock or BNY Common Stock represented by such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the shares of Mellon Common Stock or BNY Common Stock, as the case may be, formerly represented by such Old Certificate pursuant to this Agreement.

(e) Any portion of the Exchange Fund that remains unclaimed by the Holders of Mellon and BNY for six months after the Effective Time shall be returned to Newco (together with any dividends or earnings in respect thereof). Any Holders of Mellon or BNY who have not theretofore complied with this Article 3 shall thereafter be entitled to look only to Newco, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Mellon Common Stock or BNY Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f) Newco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of shares of BNY Common Stock or shares of Mellon Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Newco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the shares of BNY Common Stock or shares of Mellon Common Stock in respect of which such deduction and withholding was made by Newco or the Exchange Agent.

3.2. Rights of Holders. At the First Effective Time, in the case of Mellon, and the Effective Time, in the case of BNY, the stock transfer books of such Party shall be closed and no transfer by any Holder shall thereafter be made or recognized. At the First Effective Time or Effective Time, as the case may be, Old Certificates presented to Mellon or BNY for transfer shall be cancelled and exchanged for the consideration provided for in Sections 1.3 and 2.4, as the case may be. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Old Certificate (other than shares to be cancelled pursuant to Sections 1.5 or 2.5(b)) shall from and after the First Effective Time or the Effective Time, as the case may be, represent for all purposes only the right to receive the consideration provided in Sections 1.3 and 2.4, as the case may be, and any dividends or any other distributions with a record date prior to the First

Effective Time or Effective Time, as the case may be, which have been declared or made by Mellon in respect of such shares of Mellon Common Stock or BNY in respect of BNY Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former holders of record of shares of Mellon Common Stock (a “Mellon Holder”) shall be entitled to vote after the First Effective Time at any meeting of Newco shareholders the number of whole shares of Newco Common Stock into which their respective shares of Mellon Common Stock are converted, regardless of whether such Mellon Holders have exchanged their certificates representing Mellon Common Stock for New Certificates representing Newco Common Stock in accordance with the provisions of this Agreement, but beginning 30 days after the First Effective Time no such Mellon Holder shall be entitled to vote on any matter until such Mellon Holder surrenders such Old Certificate for exchange as provided in Section 3.1. To the extent permitted by Law, former holders of record of shares of BNY Common Stock (a “BNY Holder”) shall be entitled to vote after the Effective Time at any meeting of Newco shareholders the number of whole shares of Newco Common Stock into which their respective shares of BNY Common Stock are converted, regardless of whether such BNY Holders have exchanged their certificates representing BNY Common Stock for New Certificates representing Newco Common Stock in accordance with the provisions of this Agreement, but beginning 30 days after the Effective Time no such BNY Holder shall be entitled to vote on any matter until such BNY Holder surrenders such Old Certificate for exchange as provided in Section 3.1. Whenever a dividend or other distribution is declared by Newco on Newco Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Newco Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Newco Common Stock as of any time subsequent to the Effective Time shall be delivered to the Holder of an Old Certificate until such Holder surrenders such Old Certificate for exchange as provided in Section 3.1. However, upon surrender of the Old Certificate, both the New Certificate, together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such New Certificate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1. Disclosure Letters. Prior to the execution and delivery of this Agreement, each Party has delivered to the other Party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such Party’s representations or warranties contained in Section 4.3 or to one or more of its covenants contained in Article 5; provided, that (i) no such item is required to be set forth in a Party’s Disclosure Letter as an exception to any representation or warranty of such Party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.2, and (ii) the mere inclusion of an item in a Party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party. Any disclosures made with respect to a subsection of Section 4.3 shall be deemed to qualify (a) any subsections of Section 4.3 specifically referenced or cross-referenced and (b) other subsections of Section 4.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (i) applies to such other subsections and (ii) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

4.2. Standards.

(a) No representation or warranty of any Party hereto or Newco contained in Section 4.3 (other than the representations and warranties in (i) Sections 4.3(c)(i) and (ii), which shall be true and correct in all material respects with respect to it, and (ii) Section 4.3(e) which shall be true and correct in all respects with respect to it) shall be deemed untrue or incorrect, and no Party hereto or Newco shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 4.3, has had or is reasonably likely to have a Material Adverse Effect on such Party or Newco.

(b) The term “Material Adverse Effect,” as used with respect to a Party or Newco, means an effect which (i) is materially adverse to the business, properties, financial condition or results of operations of such Party and its Subsidiaries, or Newco (including, from and after the Effective Time, its Subsidiaries), taken as a whole, or (ii) materially impairs the ability of such Party or Newco to consummate the Merger and the transactions contemplated hereby on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred with respect to such Party or Newco, there shall be excluded (with respect to each of clause (A), (B) and (C), to the extent that the effect of a change on it is not materially different than the effect on comparable banking organizations) any effect to the extent attributable to or resulting from (A) any changes in Laws, regulations or interpretations of Laws or regulations generally affecting the financial services industries in which the Parties operate, (B) any change in GAAP or regulatory accounting requirements generally affecting the financial services industries in which the Parties operate, (C) events, conditions or trends in economic, business or financial conditions generally affecting the financial services industries in which the Parties operate, including changes in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets, (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the effects of the actions expressly required by this Agreement or that are taken with the prior written consent of the other Party and Newco in connection with the transactions contemplated hereby, and (F) the announcement of this Agreement and the transactions contemplated hereby; and provided, further, that in no event shall a change in the trading prices of a Party’s common stock, by itself, constitute a Material Adverse Effect.

4.3. Representations and Warranties of the Parties. Subject to and giving effect to Sections 4.1 and 4.2 and except as set forth in the relevant Disclosure Letter, BNY hereby represents and warrants to Mellon, and Mellon hereby represents and warrants to BNY, that:

(a) Organization, Standing, and Power; Subsidiaries. It, and each of its Subsidiaries, is duly organized, validly existing, and (to the extent applicable) in good standing under the Laws of the jurisdiction in which it is organized. It, and each of its Subsidiaries, has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It, and each of its Subsidiaries, is duly qualified or licensed to do business and (to the extent applicable) in good standing in the States and territories of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. It has made available to the other Party a complete and correct copy of its Organizational Documents, each as amended to the date hereof and as in full force and effect as of the date hereof. A true and complete list of its direct and indirect Subsidiaries that would constitute Significant Subsidiaries of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof is set forth in Section 4.3(a) of its Disclosure Letter.

(b) Authority; No Breach of Agreement.

(i) It has, and Newco will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the Stock Option Agreements, and the consummation of the transactions contemplated hereby, including the Merger, by it, have been duly and validly authorized by all necessary corporate action (including valid authorization and unanimous adoption of this Agreement by its duly constituted Board of Directors), subject only to the receipt of (A) in the case of Mellon, the adoption of the plan of merger contained in this Agreement by the holders of a majority of the votes cast by all holders of shares of Mellon Common Stock and the approval of the related proposals concerning Newco’s certificate of incorporation contained in the Registration Statement and the Joint Proxy Statement/Prospectus by the holders of a majority of the votes cast by all holders of shares of Mellon Common Stock (the “Mellon Shareholder Approval”), (B) in the case of BNY, the adoption of the plan of merger contained in this Agreement by the holders of two-thirds of the Outstanding shares of BNY Common Stock and the approval of the related proposals concerning Newco’s certificate of incorporation contained in the Registration Statement and the Joint Proxy Statement/Prospectus by the holders of a majority of the votes cast by all holders of shares of BNY Common Stock (the “BNY Shareholder Approval”) and (C) in the case of Newco, the authorization, execution and delivery of this Agreement by the Board of Directors of Newco and the adoption of this Agreement by Mellon and BNY, as the sole shareholders of Newco (the “Newco Shareholder Approval”). Subject to the Mellon Shareholder Approval in the case of Mellon, the BNY Shareholder Approval in the case of BNY, and the Newco Shareholder Approval in the case of Newco and assuming due authorization, execution, and delivery of this Agreement and the Stock Option Agreements by the other Party and this Agreement by Newco, each of this Agreement and the Stock Option Agreements represent a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Neither the execution and delivery of this Agreement or the Stock Option Agreements by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof, will (A) conflict with or result in a breach or violation of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation or acceleration of any Lien (with or without the giving of notice, the lapse of time or both) on any material asset of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries, or any change in its rights or obligations under any Contract, or (C) subject to receipt of the Regulatory Consents and the expiration of any waiting period required by Law, violate any Law, Order or governmental license applicable to it or its Subsidiaries or any of their respective material assets.

(iii) Other than (A) the filing with the SEC of (1) the Joint Proxy Statement/Prospectus and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such Consents as may be required in connection therewith, (B) the filing of the articles of merger with the Pennsylvania Department of State and the certificate of merger with the Delaware Secretary of State with respect to the First Step Merger and the filing of the certificate of merger with the New York Department of State and the certificate of merger with the Delaware Secretary of State with respect to the Second Step Merger, (C) the filing of applications and notices with the Board of Governors of the Federal Reserve System under the BHC Act and the Federal Reserve Act and approval of same, (D) such applications, filings and Consents as may be required under the banking laws of any state, and approval thereof, (E) Consents, filings or exemptions required under Securities Laws relating to the regulation of broker-dealers, investment companies and investment advisors and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations of the SEC and the Commodity Futures Trading Commission thereunder and of any applicable industry self-regulatory organization and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws of the various states in which it or any of its Subsidiaries is licensed or regulated, (F) notices or filings under the HSR Act, (G) such filings and Consents as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity (the “Foreign

Antitrust Approvals”), (H) such other filings, Consents and exemptions as may be required under foreign banking and similar laws in connection with the transactions contemplated hereby, (I) such filings, notifications and Consents as are required under the Small Business Investment Act of 1958 and the rules and regulations of the Small Business Administration thereunder, and (J) Consent of the Commissioner of Insurance of the State of Delaware or other state insurance regulators (clauses (C) through (J) collectively, the “Regulatory Consents”), no notice to, application or filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the Stock Option Agreements and the consummation by it of the Merger and the other transactions contemplated hereby.

(c) Common Stock.

(i) In the case of Mellon only, the authorized capital stock of Mellon consists of 800,000,000 shares of Mellon Common Stock and 50,000,000 shares of Mellon Preferred Stock, of which, as of November 30, 2006, (A) 415,284,706 shares of Mellon Common Stock were Outstanding, and (B) no shares of Mellon Preferred Stock were Outstanding. As of the date of this Agreement, no more than 32,000,000 shares of Mellon Common Stock were subject to Mellon Stock Options granted under Mellon Stock Plans. As of the date of this Agreement, there were no more than 302,000 shares of Mellon Common Stock subject to outstanding Rights under the Mellon Stock Plans. Except for (1) Permitted Issuances, (2) as set forth above in this Section 4.3(c)(i), or (3) as set forth in Section 4.3(c)(i) of Mellon’s Disclosure Letter, there are no shares of Mellon Capital Stock or other equity securities of Mellon outstanding and no outstanding Rights relating to the Mellon Capital Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Mellon or any Subsidiary of Mellon. All of the Outstanding shares of Mellon Capital Stock are duly and validly authorized, Outstanding and are fully paid and nonassessable. None of the Outstanding shares of Mellon Capital Stock has been issued in violation of any preemptive or similar rights of the current or past shareholders of Mellon. As of the date of this Agreement, Mellon has no contractual obligation to redeem, repurchase, or otherwise acquire, or to register with the SEC, any shares of Mellon Common Stock or any capital stock of its Subsidiaries.

(ii) In the case of BNY only, the authorized capital stock of BNY consists of 2,400,000,000 shares of BNY Common Stock, 5,000,000 shares of Preferred Stock, and 5,000,000 shares of Class A Preferred Stock, of which, as of November 30, 2006, (A) 751,867,066 shares of BNY Common Stock were Outstanding, (B) 3,000 shares of Class A Preferred Stock were Outstanding, and (C) no shares of BNY Preferred Stock were Outstanding. As of the date of this Agreement, no more than 70,000,000 shares of BNY Common Stock were subject to BNY Stock Options granted under the BNY Stock Plans. As of the date of this Agreement, there were no more than 9,000,000 shares of BNY Common Stock subject to outstanding Rights under the BNY Stock Plans. Except for (1) Permitted Issuances, (2) as set forth above in this Section 4.3(c)(ii), or (3) as set forth in Section 4.3(c)(ii) of BNY’s Disclosure Letter, there are no shares of BNY Capital Stock or other equity securities of BNY outstanding and no outstanding Rights relating to the BNY Capital Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of BNY or any Subsidiary of BNY. All of the Outstanding shares of BNY Capital Stock are duly and validly authorized and Outstanding and are fully paid and nonassessable. None of the Outstanding shares of BNY Capital Stock has been issued in violation of any preemptive or similar rights of the current or past shareholders of BNY. As of the date of this Agreement, BNY has no contractual obligation to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of BNY Capital Stock or any capital stock of its Subsidiaries.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its shareholders may Vote (“Voting Debt”) are issued or outstanding.

(iv) All the outstanding shares of capital stock of each of its Subsidiaries owned by it or a Subsidiary of it have been duly authorized and validly issued and are fully paid and (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state or foreign Law) nonassessable, and are owned by it or a Subsidiary of it free and clear of all Liens or Rights.

(d) SEC Filings; Financial Statements; Undisclosed Liabilities.

(i) Each Party has filed all SEC Documents required to be filed by it with the SEC since December 31, 2002 (collectively, the “SEC Reports”). Its SEC Reports, including the Financial Statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Laws, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of filing of such amended or superseding SEC Report), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of its Financial Statements contained in its SEC Reports (including any SEC Reports filed after the date of this Agreement) fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited Financial Statements.

(iii) The records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SEC Reports filed with the SEC prior to the date hereof, it and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. It (A) has designed disclosure controls and procedures to ensure that material information relating to it, including its consolidated Subsidiaries, is made known to its management by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. It has made available to the other Party a summary of any such disclosure made by management to its auditors and audit committee since January 1, 2004.

(iv) Except for (A) those liabilities that are fully reflected or reserved for in its consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as filed prior to the date of this Agreement and (B) liabilities incurred since September 30, 2006 in the ordinary course of business, such Party and its Subsidiaries do not have, and since September 30, 2006, such Party and its Subsidiaries have not incurred (except as permitted by Section 5.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).

(e) Absence of Certain Changes or Events. Since September 30, 2006, except as disclosed in its SEC Reports filed prior to the date of this Agreement, (i) it and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses, (ii) there have been no events, changes, developments or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it and (iii) it and its Subsidiaries have not taken action that, if it had been taken after the date of this Agreement, would have required the prior written Consent of the other Party under Section 5.1.

(f) Tax Matters. All Tax Returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate. Except as disclosed in its SEC Reports filed prior to the date of this Agreement, all Taxes attributable to it or any of its Subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income in accordance with GAAP. Neither it nor any of its Subsidiaries is a party to a Tax sharing, indemnification or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has any obligation to any Person (other than it or one of its Subsidiaries) with respect to Taxes. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied.

(g) Certain Actions. Neither it nor any of its Subsidiaries or any Affiliates thereof has taken or agreed to take any action, and it has no knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or materially delay receipt of any Regulatory Consents. To its knowledge, as of the date hereof, there exists no fact, circumstance, or reason that would cause any Regulatory Consents not to be received in a timely manner.

(h) Environmental Matters. Except as described in the Disclosure Letter: (i) no Hazardous Material is contained in or has been used at or released from its Facilities other than in compliance with, and as would not reasonably be expected to result in liability under, any Environmental Laws; (ii) all Hazardous Materials used by it or stored on its Properties have been disposed of in accordance with, and as would not reasonably be expected to result in liability under, any Environmental Laws; (iii) neither it nor any of its Subsidiaries is potentially liable as a responsible party under any Environmental Law, including the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), or comparable state statute, arising out of events occurring prior to the Effective Time; (iv) there have not been in the past, and are not now, any Hazardous Materials that have been released on or under or are migrating to or from its Facilities or any of its Properties; (v) there have not been in the past, and are not now, any underground tanks or physical structures or vessels holding Hazardous Materials at, on or under any of its Properties including treatment or storage tanks, sumps, lagoons, basins, or water, gas or oil wells; (vi) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on any of its Properties or Facilities or any equipment on any of its Properties containing PCBs at levels in excess of levels permitted by Law; (vii) it and its Subsidiaries and Affiliates are not subject to any consent orders, decrees, notices of violation, injunctions, directives or orders from any Governmental Authority or any indemnity or other agreement with any third party relating to obligations, costs or liabilities arising under any Environmental Law; (viii) its

Facilities and its and its Subsidiaries’ activities and operations have at all times complied with all Environmental Laws; (ix) it and its Subsidiaries have received no notice of any noncompliance with, or liability under, any Environmental Laws regarding its Facilities or any of its Properties or its past or present operations; and (x) no claims, notices, administrative actions, information requests or suits are pending or, to its knowledge, threatened relating to any actual or potential violation, liability or obligation by it or any of its Subsidiaries with respect to any Environmental Laws.

(i) Compliance with Permits, Laws and Orders.

(i) It and each of its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any Permit applicable to its business or employees conducting its business.

(ii) Neither it nor any of its Subsidiaries is in Default under any Laws or Orders applicable to it, its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and other applicable federal, state and foreign anti-money laundering and sanctions Laws. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.

(iii) Since January 1, 2003, neither it nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that it or any of its Subsidiaries is in Default under any Permits, Laws or Orders, (B) threatening to revoke any Permits, (C) requiring it or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, written agreement, consent decree, directive, commitment or memorandum of understanding, or (y) to adopt any policy, procedure or resolution of its Board of Directors or similar undertaking, which restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends or any other policy or procedure, or (D) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Federal Deposit Insurance Corporation deposit insurance, and neither it nor any of its Subsidiaries has received any notice from a Governmental Authority that it is considering issuing or requiring any of the foregoing.

(iv) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of it or any of its Subsidiaries and (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since January 1, 2003.

(v) There is no Order, circumstance or condition relevant or applicable to it that would prevent, or is reasonably likely to prevent, Newco from satisfying the criteria for “financial holding company” status under the BHC Act or which would otherwise reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Newco after the Effective Time.

(vi) It and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law. None of it, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

(j) Labor Relations. Neither it nor any of its Subsidiaries is the subject of any Litigation asserting that it or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is it or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. It and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the employment of its employees, including applicable Laws relating to equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, data privacy, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing and, to its knowledge, neither it nor its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(k) Employee Compensation and Benefit Plans.

(i) It has disclosed in Section 4.3(k) of its Disclosure Letter, and has delivered or made available, to the extent requested, to the other Party prior to the date of this Agreement correct and complete copies of, all of its Compensation and Benefit Plans, other than Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of its employees working outside of the United States. Neither it nor any of its Subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) nor have they ever had an obligation to contribute to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was, within six years preceding the date of this

Agreement, ever maintained by it or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 4.3(k) of its Disclosure Letter.

(ii) It has delivered or made available to the other Party, to the extent requested, prior to the date of this Agreement correct and complete copies of the following documents: (A) all trust agreements or other funding arrangements for its Compensation and Benefit Plans (including insurance Contracts), and all amendments thereto (all such trust agreements and other funding arrangements are disclosed in Section 4.3(k) of its Disclosure Letter), (B) with respect to any such Compensation and Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the PBGC or any equivalent foreign taxing or regulatory authority after December 31, 1996, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Compensation and Benefit Plans with respect to the most recent plan year, and (D) the most recent summary plan descriptions and any material modifications thereto.

(iii) All of its Compensation and Benefit Plans are in substantial compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws and have been administered in accordance with their terms. Except as disclosed in Section 4.3(k) of its Disclosure Letter, each of its ERISA Plans which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and, to its knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in Section 4.3(k) of its Disclosure Letter, each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code or its foreign equivalent and it is not aware of any circumstance which will or could reasonably result in revocation of such exemption. To its knowledge, each Compensation and Benefit Plan providing deferred compensation or benefits subject to Section 409A of the Internal Revenue Code, including applicable transitional guidance, has been substantially operated in good faith compliance with the applicable requirements of Section 409A of the Internal Revenue Code since January 1, 2005. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Internal Revenue Code which provides benefits under a Compensation and Benefit Plan has (i) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Internal Revenue Code and (ii) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Internal Revenue Code, and it is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Internal Revenue Code. Each Compensation and Benefit Plan subject to regulation by any foreign tax or regulatory authority complies with such applicable foreign Law. There is no pending or, to its knowledge, threatened Litigation relating to any of its ERISA Plans.

(iv) Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(v) Except as disclosed in Section 4.3(k) of its Disclosure Letter, each of its Pension Plans had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “current liability,” as that term is defined in Section 302(d)(7) of ERISA. To its knowledge, since the date of the most recent actuarial valuation, no event has occurred which would adversely change any such funded status. None of its Pension Plans nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by it or any of its Subsidiaries, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (an “ERISA Affiliate”) has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any of its Pension Plans or any single-employer plan of any of its ERISA Affiliates have been timely made and there is no lien, nor is there expected to be a lien, under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Internal Revenue Code.

(vi) With respect to any Compensation and Benefit Plan maintained in the United Kingdom or that is otherwise subject to the Laws thereof, to its knowledge, (A) no liability, which has not been settled in full, has been imposed on it or any Subsidiary under Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995; (B) all death in service benefits payable in accordance with the provisions of each such plan are fully insured (apart from money purchase benefits as defined in Section 181 of the Pension Schemes Act 1993) and it is aware of no reason why such cover may be forfeited; and (C) no employee or former employee has transferred to it or to a Subsidiary as part of a transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied.

(vii) With respect to any Compensation and Benefit Plan maintained in Canada or that is otherwise subject to the Laws thereof, to its knowledge, (A) no event has occurred respecting any Compensation and Benefit Plan which is a “registered pension plan” as defined under the Income Tax Act (Canada) which would entitle any Person to cause the wind-up or termination, in whole or in part, of such Compensation and Benefit Plan; (B) there has been no withdrawal, and no application to any Governmental Authority for approval of such a withdrawal, of assets from such Compensation and Benefit Plan, and any application of surplus assets in such Compensation and Benefit Plan to offset required employer contributions thereto has been permitted by applicable Law and the terms of such Compensation and Benefit Plan and its associated funding agreement; and (C) with respect to any “registered pension plan”, no transfers of assets, which required the approval of any Governmental Authority from or to such Compensation and Benefit Plan to or from another benefit plan or arrangement have occurred and there are no pending or anticipated applications to transfer assets to or from any such Compensation and Benefit Plan.

(viii) No Liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any of its ERISA Affiliates that has not been satisfied in full (other than Liability for PBGC premiums, which have been paid when due).

(ix) Except as disclosed in Section 4.3(k) of its Disclosure Letter, neither it nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Compensation and Benefit Plans other than with respect to benefit coverage mandated by applicable Law. To its knowledge, it or its Subsidiaries may amend or terminate any plan not so disclosed at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination or as imposed by applicable Law.

(x) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. In the case of Mellon only, except as disclosed in Section 4.3(k) of its Disclosure Letter, none of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of its or its Subsidiaries’ employees within a specified time of the Effective Time or the consummation of the transactions contemplated hereby (A) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director or any employee of it or any of its Subsidiaries from it or any of its Subsidiaries under any of its Compensation and Benefit Plans or otherwise, other than by operation of Law, (B) increase any benefits otherwise payable under any of its Compensation and Benefit Plans, (C) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (D) limit or restrict the right of it to merge, amend or terminate any of the Compensation and Benefit Plans or any related trust or (E) result in payments under any Compensation and Benefit Plans which would not be deductible under Section 280G of the Internal Revenue Code.

(xi) In the case of BNY only, the transactions contemplated under this Agreement will not constitute a “change in control” as that term is defined under any of its Compensation and Benefits Plans.

(l) Material Contracts.

(i) Except for Contracts reflected as exhibits to its SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, neither it nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any Contract relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, and trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice), (B) any Contract containing covenants that limit the ability of it or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) or which requires referrals of business or requires it or any of its Affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (C) any Contract with respect to the employment of any directors or executive officers, or with any consultants that are natural Persons involving the payment of $10,000,000 or more per annum, (D) any Contract that could reasonably be expected to prohibit, delay or materially impair the consummation of any of the transactions contemplated by this Agreement, (E) any Contract that involves expenditures or receipts by it or any of its Subsidiaries in excess of $25,000,000 per year not entered into in the ordinary course of business consistent with past practice, (F) any Contract with any Governmental Authority (other than routine or customary Contracts with any self-regulatory body) or (G) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement. With respect to each of its Contracts that are (A) reflected as an exhibit to any SEC Report, (B) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports, or (C) that is disclosed in its Disclosure Letter: (w) each such Contract is in full force and effect; (x) neither it nor any of its Subsidiaries is in Default thereunder; (y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to its knowledge, in Default thereunder in any material respect.

(ii) All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable against it or its Subsidiaries and, to its knowledge, the applicable counterparties thereto, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither it nor any of its Subsidiaries, nor to its knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. Its Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP (including but not limited to Financial Accounting Statement 133) and, since September 30, 2006, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on it.

(m) Legal Proceedings. There is no Litigation pending or, to its knowledge, threatened against it or any of its Subsidiaries, or against any asset, interest, or right of any of them nor are there any Orders of any Governmental Authority or arbitrators outstanding against it or any of its Subsidiaries, taking into account the likelihood of the outcome, the damages or the other relief sought and other relevant factors, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on it.

(n) Reports. Since January 1, 2003, or the date of organization if later, it and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, and it and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(o) Intellectual Property.

(i) It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property (including the Technology Systems) that is used by it and its Subsidiaries in their respective businesses as currently conducted. Neither it nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any Person or (B) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.

(ii) It and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third Person since January 1, 2003. There is no claim asserted, or to its knowledge threatened, against it and its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(iii) No third Person has infringed, misappropriated or otherwise violated it or its Subsidiaries’ Intellectual Property rights since January 1, 2003. There are no claims asserted or threatened by it or its Subsidiaries, or decided by them to be asserted or threatened, that (A) a third Person infringed or otherwise violated any of their Intellectual Property rights; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(iv) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by them.

(p) Properties. It or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in its latest audited balance sheet included in the Financial Statements as being owned by it or one of its Subsidiaries or acquired after the date thereof which are material to its business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms or been legally terminated by it or one of its Subsidiaries since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without Default thereunder by the lessee or, to its knowledge, the lessor.

(q) State Takeover Laws. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of any jurisdiction, including but not limited to (i) in the case of Mellon, Sections 2538 through 2588 inclusive of the PBCL, and (ii) in the case of BNY, Section 912 of the NYBCL (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(r) Brokers and Finders. Except for UBS Securities LLC and Lazard Frères & Co. LLC as to Mellon and Goldman Sachs & Co. as to BNY (in each case pursuant to engagement letters which have been set forth as an exhibit to their respective Disclosure

Letter), neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(s) Opinion of Financial Advisors. Prior to the execution of this Agreement, the Board of Directors of Mellon has received separate opinions of UBS Securities LLC and Lazard Frères & Co. LLC and the Board of Directors of BNY has received an opinion of Goldman Sachs & Co., each to the effect that as of the date thereof and based upon and subject to the matters set forth therein, (i) in the case of Goldman Sachs & Co., the BNY Exchange Ratio is fair, from a financial point of view, to the holders of BNY Common Stock, and (ii) in the case of UBS Securities LLC and Lazard Frères & Co. LLC, the Mellon Exchange Ratio is fair, from a financial point of view, to the holders of Mellon Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(t) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

(u) Investment Adviser Subsidiaries; Funds; Clients. (i) It and certain of its Subsidiaries (the “Advisory Entities”) provide investment management, investment advisory and sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs). For purposes of this Agreement, “Advisory Contract” means each contract for such services provided by an Advisory Entity; “Advisory Client” means each party to an Advisory Contract other than the applicable Advisory Entity; “Fund Client” means each Advisory Client that is registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and “Sponsored” means, when used with reference to any Fund Client, any such Fund Client, a majority of the officers of which are employees of it or any of its Subsidiaries, or of which it or any of its Subsidiaries or Affiliates holds itself out as the sponsor.

(ii) Each Sponsored Fund Client and, to its knowledge, each other Fund Client and each Advisory Entity (A) has since January 1, 2003 (or such later date as it became a Sponsored Fund Client, Fund Client or Advisory Entity), operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Authority applicable to it or its business and (B) has all Permits required for the operation of its business or ownership of its properties and assets as presently conducted. There is no Litigation pending or, to its knowledge, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permits. Each Sponsored Fund Client has been operated in compliance with its objectives and restrictions

(iii) Each Advisory Entity has been since January 1, 2003 (or such later date as it became an Advisory Entity) and is in compliance with each Advisory Contract to which it is a party.

(iv) The accounts of each Advisory Client subject to ERISA have been managed since January 1, 2003 (or such later date as it became an Advisory Client) by its applicable Subsidiary in compliance with the applicable requirements of ERISA.

(v) As of the date hereof, neither it nor any of its Advisory Entities nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; and no such Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(v) Corporate Trust Agreements. (i) It and its Subsidiaries required to so act have at all times acted as the fiduciary (to its knowledge, validly appointed) or agent (to its knowledge, validly appointed) under all indenture, trust, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody, and all other fiduciary and agency Contracts under which such Party or its Subsidiaries have been so appointed and are active as of the Closing Date, but excluding any accounts (and agreements for such accounts) that, on or prior to the Closing Date, have been fully called or matured and for which all cash has been distributed or escheated and the corporate trust agreement for such account has been terminated regardless of whether it or any of its Subsidiaries continues to have any obligations with respect thereto (collectively, “Corporate Trust Agreements”).

(ii) To its knowledge, each of it and its Subsidiaries has performed all obligations (including any record keeping obligations) required to be performed by it under the Corporate Trust Agreements and is not in default thereunder.

(iii) Each of it and its Subsidiaries has to the extent required by applicable Law or by the applicable Corporate Trust Agreement, taken all action to maintain, for the benefit of the holders or other beneficiaries or obligees under the applicable Corporate Trust Agreement, all interests in collateral granted or pledged to secure obligations thereunder, and the foregoing is accurately reflected in the applicable books and records of the Corporate Trust Business.

(iv) Each of it and its Subsidiaries have (A) fulfilled all of their respective escheat obligations; and (B) not waived, amended or modified any provision of any Corporate Trust Agreement except in accordance with the provisions of such Corporate Trust Agreement and as shown in the records maintained by it and its Subsidiaries.

ARTICLE 5

COVENANTS AND ADDITIONAL AGREEMENTS

5.1. Conduct of Business Prior to Effective Time. During the period from the date of this Agreement through the Effective Time, except as set forth in its Disclosure Letter, except as expressly contemplated or permitted by this Agreement and except as Consented to in writing by the other Party (which Consent shall not be unreasonably withheld or delayed), each of the Parties shall, and shall cause each of their respective Subsidiaries and Newco to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, suppliers, employees and business associates, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Party to obtain any Required Consents, to perform its covenants and agreements under this Agreement, or to consummate the transactions contemplated hereby on a timely basis.

5.2. Forbearances. During the period from the date of this Agreement through the Effective Time, except as set forth in its Disclosure Letter and except as expressly contemplated or permitted by this Agreement or as otherwise provided in this Section 5.2, neither Party shall, and neither Party shall permit any of its Subsidiaries or Newco to, without the prior written Consent of the other Party (which Consent shall not be unreasonably withheld or delayed):

(a) amend its Organizational Documents (except as provided herein), or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely among its wholly owned Subsidiaries), or a letter of intent or agreement in principle with respect thereto;

(b) except for Permitted Issuances and Permitted Repurchases and except as provided in Section 5.3, (i) adjust, split, combine or reclassify any capital stock or authorize the issuance of any securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock, (iii) grant or issue any Rights, (iv) issue any additional shares of capital stock or any Voting Debt, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than in the ordinary course of business consistent with past practice or pursuant to Contracts in force at the date of or permitted by this Agreement and other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person other than its wholly owned Subsidiaries as of the date of this Agreement;

(d) enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable Law or any regulations or policies imposed on it by any Governmental Authority, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(e) sell, transfer, mortgage, encumber or otherwise dispose of any part of its business or any of its properties or assets to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person to any Person other than a wholly owned Subsidiary or any claims against any Person to any Person other than a Subsidiary, except in the ordinary course of business consistent with past practice or pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 5.2(e) of its Disclosure Letter;

(f) other than in the ordinary course of business consistent with past practice: incur any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person; or make any loan or advance to any Person;

(g) other than in consultation with the other Party and Newco, restructure or make any material change to its investment securities portfolio, its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in any material respect;

(h) other than in the ordinary course of business, terminate, waive or knowingly fail to use reasonable best efforts to enforce, any material provision of any material Contract other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms;

(i) other than as required by Compensation and Benefit Plans and Contracts as in effect at the date of this Agreement or applicable Law, (i) increase in any manner the compensation or benefits of any of its officers, employees or directors (for avoidance of doubt, all references to “directors” in this Section 5.2(i) refer to members of its Board of Directors) other than (x) in the ordinary course of business consistent with past practice or (y) the payment of incentive compensation based upon the performance of such employee and, if applicable, such employee’s business, (ii) pay any pension or retirement allowance not required by any existing Compensation and Benefit Plan or Contract to any such officers, employees or directors other than in the ordinary course of business consistent with past practice, (iii) become a party to, amend or commit itself to any Compensation and Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any officer, employee or director other than with respect to employees who are not directors or executive officers and then only in the ordinary course of business consistent with past practice, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to BNY Stock Plans in the case of BNY, and Rights pursuant to Mellon Stock Plans in the case of Mellon;

(j) settle any Litigation, except for any Litigation involving solely money damages in an amount that is not material to such Party and its Subsidiaries, taken as a whole, and that does not involve or create an adverse precedent for Litigation that is reasonably likely to be material to it and its Subsidiaries taken as a whole;

(k) implement or adopt any change in its financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable Law;

(l) file or amend any material Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; make, change or revoke any material Tax election except to the extent consistent with past practice or as required by Law; or change any material method of Tax accounting, except as required by applicable Law;

(m) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis except as may be required by applicable Law; provided, that nothing in this Section 5.2(m) shall preclude any Party from exercising its respective rights under Section 5.13;

(n) take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

(o) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(p) agree to take any of the actions prohibited to it by this Section 5.2.

5.3. Dividends.

(a) Each Party agrees that, from and after the date of this Agreement until the Effective Time, (i) Mellon may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly dividends on Outstanding shares of Mellon Common Stock at a rate not to exceed $0.22 per share per quarter, with usual record and payment dates for such dividends in accordance with past practice, (ii) BNY may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on Outstanding shares of BNY Series A Preferred Stock in accordance with the terms of its Organizational Documents and applicable Law, (iii) BNY may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay quarterly dividends on Outstanding shares of BNY Common Stock at a rate not to exceed $0.22 per share per quarter, with usual record and payment dates for such dividends in accordance with past practice, and (iv) its direct and indirect Subsidiaries may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends on their capital stock in cash, stock or other property to the Parties or their wholly owned Subsidiaries and to the holders of any trust preferred securities issued by Subsidiaries of the Parties.

(b) After the date of this Agreement, each Party shall coordinate with the other with respect to the declaration of any dividends in respect of BNY Common Stock and Mellon Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Mellon Common Stock and BNY Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Mellon Common Stock or BNY Common Stock, as the case may be.

5.4. Redemption of BNY Series A Preferred Stock. As promptly as practicable, and in any event within 20 days of the date of this Agreement, BNY shall take all action necessary to effect the redemption (subject to the rights of the holders of shares of BNY Series A Preferred Stock to convert such shares into shares of BNY Common Stock) of all Outstanding shares of BNY Series A Preferred Stock in accordance with the terms of the BNY Amended and Restated Charter and the applicable provisions of the NYBCL so that such redemption shall occur no later than 50 days after the date of this Agreement.

5.5. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will, and will cause Newco to, use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby on a timely basis, to cause to be satisfied the conditions in Article 6, and to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party and Newco to that end; provided that nothing contained herein shall preclude any Party or Newco from exercising its rights under this Agreement.

(b) Each of the Parties agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Newco, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Mellon’s and BNY’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

(c) Each of the Parties agrees to use, and to cause Newco to use, its reasonable best efforts to cause the Merger, and to take no action which would reasonably be expected to cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(d) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

5.6. Shareholders’ Approvals.

(a) BNY shall call a meeting of its shareholders (the “BNY Shareholders’ Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the BNY Shareholder Approval and such other matters as the Board of Directors of BNY may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of BNY shall use its reasonable best efforts to obtain the BNY Shareholder Approval, and nothing contained in this Agreement shall be deemed to relieve BNY of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof.

(b) Mellon shall call a meeting of its shareholders (the “Mellon Shareholders’ Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Mellon Shareholder Approval and such other matters as the Board of Directors of Mellon may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Mellon shall use its reasonable best efforts to obtain the Mellon Shareholder Approval, and nothing in this Agreement shall be deemed to relieve Mellon of its obligation to submit this Agreement to its shareholders for a vote on the adoption hereof.

(c) BNY and Mellon shall use their reasonable best efforts to hold the BNY Shareholders’ Meeting and the Mellon Shareholders’ Meeting on the same day.

5.7. Registration Statement; Joint Proxy Statement/Prospectus.

(a) Each Party agrees to, and agrees to cause Newco to, cooperate with the other Party and Newco, and their Representatives, in the preparation and filing of the Registration Statement and the Joint Proxy Statement/Prospectus. Neither the Joint Proxy Statement/Prospectus nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed, by Newco, BNY or Mellon without the approval of the other Party (which approval shall not be unreasonably withheld or delayed) and its counsel. The Parties shall each cause Newco to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof and to keep the Registration Statement effective as long as necessary to consummate the Merger and the transactions contemplated thereby. The Parties agree to, and to cause Newco to, use all reasonable efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to, and agrees to cause Newco to, furnish all information concerning them and the holders of their capital stock as may be reasonably requested in connection with any such action. Newco will advise the Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement.

(b) Each Party agrees, as to itself, its Subsidiaries and Newco, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the times of the meetings of BNY shareholders and Mellon shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus or the Registration Statement.

5.8. Listing of Newco Common Stock. The Parties shall use their reasonable best efforts to cause the shares of Newco Common Stock to be issued in the Merger to be approved for listing on the NYSE under the current ticker symbol for BNY, subject to official notice of issuance, as promptly as practicable, and in any event before the First Effective Time.

5.9. Applications and Consents; Governmental Filings.

(a) The Parties shall, and shall cause Newco to, cooperate and use their reasonable best efforts in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby as promptly as practicable.

(b) Without limiting the foregoing, the Parties shall, and shall cause Newco to, cooperate with each other and use their reasonable best efforts to prepare as promptly as practicable all documentation and to effect all filings with respect to, and to obtain, all Regulatory Consents.

(c) Each Party will, and will cause Newco to, promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party and Newco from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will, and will cause Newco to, consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will, and will cause Newco to, keep the other Party and Newco apprised of the status of material matters relating to completion of the transactions contemplated hereby, and will use reasonable efforts to include representatives of the other Party in any meetings or discussions with Governmental Authorities. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other Party or Newco, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to, and to cause Newco to, act reasonably and as promptly as practicable. All documents that the Parties or their respective Subsidiaries and Newco are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

5.10. Notification of Certain Matters. Each Party will, and will cause Newco to, give prompt notice to the other Party and Newco (and subsequently keep the other Party and Newco informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Sections 6.2(b) or 6.3(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Party or Newco failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2(a), 6.2(b), 6.3(a) or 6.3(b), to be satisfied or give rise to such termination right.

5.11. Investigation and Confidentiality.

(a) Each Party shall, and shall cause Newco to, permit the other Party and Newco to make or cause to be made such investigation of the business and Properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party and Newco reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither Party nor any of their respective Subsidiaries nor Newco shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Law, Order, or Contract and the Parties will, and will cause Newco to, use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party or Newco shall be deemed to modify, waive or otherwise affect the representations, warranties, covenants and agreements of the other Party or Newco.

(b) Each Party shall, and shall cause Newco to, and shall cause its and Newco’s Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party and Newco concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by and in accordance with the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party and Newco shall promptly return or certify the destruction of all documents and copies and extracts thereof, and all work papers containing confidential information received from the other Party and Newco.

(c) Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.12. Press Releases; Public Announcements. Prior to the Effective Time, the Parties shall, and shall cause Newco to, consult with each other before issuing any press release or public statement or making any other public disclosure (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure) materially related to this Agreement and the transactions contemplated hereby and will not issue any such press release or public statement or make any other public disclosure without the prior written consent of the other party, which will not be unreasonably withheld or delayed; provided, that nothing in this Section 5.12 shall be deemed to prohibit any Party or Newco from making any disclosure necessary in order to satisfy such Party or Newco’s disclosure obligations imposed by Law or the NYSE or any other self-regulatory organization. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.7, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed.

5.13. Acquisition Proposals.

(a) Each Party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, Representatives and Affiliates not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, (iii) provide any nonpublic information or data to, or have or participate in any discussions with, any Person relating to, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to, an Acquisition Proposal; provided that, in the event either Party receives an unsolicited bona fide written Acquisition Proposal and such Party’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, such Party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, prior to (but not after) the BNY Shareholders’ Meeting or the Mellon Shareholders’ Meeting, as applicable, furnish or cause to be furnished nonpublic information or data to, and participate in negotiations or discussions with, the Person making such Acquisition Proposal to the extent that the Board of Directors of such Party concludes in good faith (after receiving the advice of its outside counsel and consultation with its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further that, prior to providing any nonpublic information or data permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. Each Party will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than the other Party with respect to any Acquisition Proposal. Each Party will promptly (and in all events within 24 hours) advise the other Party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal and the material terms thereof), will keep the other Party apprised on a current basis of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal as it may be amended, revised or supplemented from time to time, and of the execution and delivery of any confidentiality agreement between such Party and the Person making such Acquisition Proposal) and will provide to the other Party on a current basis all material and information delivered or made available to the Person making such Acquisition Proposal to the extent such material and information was not previously furnished or made available to such other Party. Without limiting the foregoing, each Party shall notify the other Party, orally and in writing, within 24 hours if it enters into discussions or negotiations with another Person concerning an Acquisition Proposal or provides non-public information or data to any Person in accordance with this Section 5.13. Each of the Parties shall, and shall cause Newco to, use its reasonable best efforts to enforce (and not waive or amend any provision of) any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal in accordance with the terms thereof.

(b) Nothing contained in this Agreement shall prevent a Party (or Newco) or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(c) Nothing in this Section 5.13 shall (x) permit either Party to terminate this Agreement or (y) affect any other obligation of the Parties under this Agreement, including the obligation to submit this Agreement to a vote of their respective shareholders. Neither Party shall submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

5.14. Takeover Laws; No Rights Triggered. No Party will or will cause or permit Newco to, take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of its Board of Directors will, and will cause Newco to, grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 5.6)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15. Exemption from Liability Under Section 16(b). BNY and Mellon agree that, in order to most effectively compensate and retain Mellon Insiders and BNY Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Mellon Insiders and BNY Insiders not be subject to a risk of liability under Section 16(b) of the 1934 Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Mellon Common Stock, Mellon Stock Options and Mellon Stock-Based Awards or BNY Common Stock, BNY Stock Options and BNY Stock-Based Awards into Newco Common Stock, Newco Stock Options or Newco Stock-Based Awards, as the case may be, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.15. Assuming Mellon and BNY deliver to Newco in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Mellon and BNY subject to the reporting requirements of Section 16(a) of the 1934 Act (respectively, the “Mellon Insiders” and the “BNY Insiders”), the number of shares of Mellon Common Stock or BNY Common Stock held or to be held by each such Mellon Insider or BNY Insider expected to be exchanged for Newco Common Stock in the Merger, and the number and description of Mellon Stock Options and Mellon Stock-Based Awards or BNY Stock Options and BNY Stock-Based Awards held by each such Mellon Insider or BNY Insider and expected to be converted into Newco Stock Options or Newco Stock-Based Awards, the Board of Directors of Newco, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing in substance that the receipt by the Mellon Insiders and BNY Insiders of Newco Common Stock in exchange for shares of Mellon Common Stock and BNY Common Stock, and of Newco Stock Options upon conversion of Mellon Stock Options or BNY Stock Options, or Newco Stock-Based Awards upon conversion of Mellon Stock-Based Awards or BNY Stock-Based Awards, in each case pursuant to the transactions contemplated by this Agreement, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from Liability pursuant to Section 16(b) of the 1934 Act to the fullest extent permitted by applicable Law.

5.16. Agreement of Affiliates. Mellon and BNY have disclosed in Section 5.16 of their Disclosure Letters each Person whom they reasonably believe may be deemed an “affiliate” of Mellon or BNY, respectively, for purposes of Rule 145 under the 1933 Act. Mellon and BNY shall use their reasonable efforts to cause each such Person to deliver to Newco, not later than the date of mailing of the Joint Proxy Statement/Prospectus, a written agreement in substantially the form of Exhibit 3-A and 3-B, respectively.

5.17. Employee Matters.

(a) Following the Effective Time, Newco at its election shall either (i) provide generally to officers and employees of Mellon and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“Mellon Continuing Employees”), employee benefits under Compensation and Benefit Plans maintained by Newco, on terms and conditions which are the same as for similarly situated officers and employees of BNY and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“BNY Continuing Employees”), and/or (ii) maintain for the benefit of the Mellon Continuing Employees, the Compensation and Benefit Plans maintained by Mellon immediately prior to the First Effective Time (“Mellon Plans”); provided that Newco may amend any Mellon Plan to comply with any Law or as necessary and appropriate for other business reasons. Following the First Effective Time, Newco at its election shall either (x) provide generally to BNY Continuing Employees, employee benefits under Compensation and Benefit Plans maintained by Newco, on terms and conditions which are the same as for similarly situated Mellon Continuing Employees, and/or (y) maintain for the benefit of the BNY Continuing Employees, the Compensation and

Benefits Plans maintained by BNY immediately prior to the Effective Time (“BNY Plans”); provided that Newco may amend any BNY Plan to comply with any Law or as necessary and appropriate for other business reasons. For purposes of this Section 5.17, Compensation and Benefit Plans maintained by BNY or Mellon are deemed to include Compensation and Benefit Plans maintained by their respective Subsidiaries. As soon as practicable following the Effective Time, Newco shall review, evaluate and analyze the Mellon Plans and the BNY Plans with a view towards developing appropriate and effective Compensation and Benefit Plans for the benefit of employees of Newco and its Subsidiaries on a going forward basis that does not discriminate between the Mellon Continuing Employees and the BNY Continuing Employees (together, the “Continuing Employees”). Newco will honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, the Continuing Employees, including, without limitation, any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

(b) For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual to the extent that such credit would result in a duplication of benefits) under Newco’s Compensation and Benefit Plans, service with or credited by Mellon or any of its Subsidiaries or any of their predecessors or BNY or any of its Subsidiaries or any of their predecessors shall be treated as service with Newco. To the extent permitted under applicable Law, Newco shall cause welfare Compensation and Benefit Plans maintained by Newco that cover the Continuing Employees and their dependents after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under welfare Compensation and Benefit Plans maintained by Mellon or BNY), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Mellon Continuing Employees or BNY Continuing Employees and their dependents under welfare Compensation and Benefit Plans maintained by Mellon or BNY, respectively, to be credited to such Continuing Employees under welfare Compensation and Benefit Plans maintained by Newco, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such Continuing Employees under welfare Compensation and Benefit Plans maintained by Newco.

(c) From the First Effective Time or the Effective Time, as the case may be, Newco shall cause each medical Compensation and Benefit Plan maintained by Mellon or BNY, respectively, to continue in effect for the benefit of the Mellon Continuing Employees or BNY Continuing Employees, respectively, and their dependents so long as such Continuing Employees and their dependents remain eligible to participate and until they shall become eligible to become participants in the corresponding medical Compensation and Benefit Plans maintained by Newco (and, with respect to any such plan or program, subject to complying with the eligibility requirements after taking into account the crediting of service and benefits accruals and other provisions set forth above and subject to the right of Newco to terminate such plan or program).

(d) From the First Effective Time or the Effective Time, as the case may be, until the expiration of the transitional period described in section 410(b)(6)(c) of the Internal Revenue Code, Newco shall cause each qualified and related non-qualified pension Compensation and Benefit Plan maintained by Mellon or BNY, respectively, to continue in effect for the benefit of the Mellon Continuing Employees or BNY Continuing Employees, respectively, so long as such Continuing Employees remain eligible to participate and until they shall become eligible to become participants in the corresponding qualified and related non-qualified pension Compensation and Benefit Plans maintained by Newco (and, with respect to any such plan or program, subject to complying with the eligibility requirements after taking into account the crediting of service and benefits accruals and other provisions set forth above and subject to the right of Newco to terminate such plan or program).

(e) Effective as of the Effective Time, Newco hereby assumes all Compensation and Benefit Plans maintained by Mellon or BNY, as applicable, that require express assumption by any successor to Mellon or BNY, as applicable.

(f) The Board of Directors of BNY will have the ability to create severance and other compensation and benefit arrangements for the BNY members of the Newco executive management that it determines in good faith are reasonable, appropriate and provide termination protection in connection with the Merger that is comparable, as of the Effective Time (taking into account the following sentence), to that of Mellon members. The Board of Directors of Mellon will have the ability to change severance and other compensation and benefit arrangements of the Mellon members of the Newco executive management in a manner that it determines in good faith is reasonable, appropriate and necessary to retain such Mellon members through and after the Effective Time, in light of any other changes to such arrangements that Mellon may implement as part of or in connection with the Parties’ efforts to create, as of the Effective Time, comparable and appropriate severance and other compensation and benefit arrangements for all members of the Newco executive management. The Parties agree to consult with one another with respect to the foregoing.

(g) The Parties agree that their Boards of Directors will work together in good faith to create appropriate retention bonus arrangements for the members of Newco executive management.

(h) Nothing in this Section 5.17 shall be interpreted as preventing Newco, from and after the Effective Time, from amending, modifying or terminating any BNY Plans, Mellon Plans , or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

(i) To the extent applicable, each of Mellon and BNY will satisfy any service of notice and other obligations under the Worker Adjustment and Retraining Act of 1988 or similar local Laws with respect to its officers and employees.

(j) Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in any current or former employee, including the Continuing Employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each Continuing Employee, the right to continued employment for any period of time following Closing.

(k) With respect to any Compensation and Benefits Plans of Mellon or BNY that are and will continue to be maintained or contributed to outside of the U.S. primarily for the benefit of Continuing Employees employed outside of the U.S., the principles set forth in Section 5.17(a) through (d) will apply to the extent the application of such principles does not violate applicable local Law and will be modified as and to the extent necessary to comply with applicable local Law.

5.18. Indemnification.

(a) From and after the Effective Time or the First Effective Time, as the case may be, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time or the First Effective Time, as the case may be, a director or officer of Mellon or BNY or any of their Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Mellon, BNY, any of their Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time or the First Effective Time, as the case may be, Newco shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.

(b) Without limiting the indemnification and other rights provided in clause (a), all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Mellon, BNY and their Subsidiaries (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with Mellon, BNY or their Subsidiaries shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Law, and shall be honored by Newco and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided that nothing contained in this Section 5.18(b) shall be deemed to preclude any liquidation, consolidation, or merger of any Mellon or BNY Subsidiaries, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger.

(c) Newco, from and after the Effective Time or the First Effective Time, as the case may be, will directly or indirectly cause the Persons who served as directors or officers of Mellon and BNY immediately prior to the Effective Time to be covered by Mellon’s or BNY’s, respectively, existing directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time or the First Effective Time, as the case may be, which were committed by such officers and directors in their capacity as such; provided, that (i) Newco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy, (ii) in no event shall Newco be required to expend more than 250% per year of coverage of the amount currently expended by Mellon and BNY per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, and (iii) if notwithstanding the use of reasonable best efforts to do so, Newco is unable to maintain or obtain the insurance called for by this Section 5.18(c), Newco shall obtain as much comparable insurance as available for the Maximum Amount. Such insurance coverage shall commence at the Effective Time or the First Effective Time, as the case may be, and will be provided for a period of no less than six years after the Effective Time or the First Effective Time, as the case may be.

(d) Any Indemnified Party wishing to claim indemnification under Section 5.18(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Newco thereof; provided that the failure so to notify shall not affect the obligations of Newco under Section 5.18(a) unless and to the extent that Newco is actually and materially prejudiced as a result of such failure.

(e) The provisions of this Section 5.18 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.19. Corporate Governance.

(a) Prior to the Effective Time, Newco shall take all actions necessary to adopt the by-laws set forth in Exhibit 2-B and to effect the requirements referenced therein. The provisions of Article Five of such by-laws shall also be considered an agreement of the Parties in this Agreement mutatis mutandi.

(b) On or prior to the Effective Time, Newco’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 18. Of the members of the initial Board of Directors of Newco at the Effective Time, eight shall be current independent BNY directors designated by BNY plus the current Chief Executive Officer of BNY and the current President of BNY, and six shall be current independent Mellon directors designated by Mellon plus the current Chief Executive Officer of Mellon and the current Senior Vice Chairman of Mellon.

(c) On or prior to the Effective Time, the Newco Board of Directors shall take such actions as are necessary to cause the persons indicated in Exhibit 4 to be elected or appointed to the offices of Newco specified in such Exhibit as of the Effective Time.

(d) In accordance with, and to the extent provided in, the by-laws of Newco, (i) effective as of the Effective Time, Mr. Thomas Renyi shall become Executive Chairman of Newco, Mr. Robert Kelly shall become Chief Executive Officer of Newco and Mr. Gerald Hassell shall become President of Newco and (ii) Mr. Robert Kelly shall be the successor to Mr. Thomas Renyi as Executive Chairman of Newco and hold the position of Chairman, with such succession to become effective on the eighteen-month anniversary of the Closing Date or any such earlier date as of which Mr. Thomas Renyi ceases for any reason to serve in the position of Executive Chairman of Newco.

(e) The headquarters of Newco will be located in New York City, New York.

5.20. Commitments to the Community.

(a) Following the Effective Time, Pittsburgh will serve as the headquarters for the cash management and stock transfer businesses of Newco. A Center of Excellence for Technology, Operations and Administration will be organized and based in Pittsburgh and will be a primary location at which administrative services such as human resources, accounting, facilities, technology and operations will be conducted.

(b) Promptly following the Effective Time, Newco will establish an advisory board for the Pittsburgh metropolitan area (the “Advisory Board”). Newco will invite all current Western Pennsylvania-domiciled Mellon external Board members, Steven G. Elliott and local heads of Newco businesses to become members of the Advisory Board, and shall cause all such individuals who accept such invitation to be elected or appointed as members of the Advisory Board. The role of the Advisory Board shall be to advise Newco with respect to Newco’s Western Pennsylvania community development and reinvestment, civic and charitable activities in the greater Pittsburgh area and to focus on jobs, monitor the integration status of Newco and foster revenue growth with corporate and wealth management clients throughout the Western Pennsylvania area. The Advisory Board shall exist for at least three years following the Effective Time, and the individuals who accept the invitation to join the Advisory Board, as described above, shall be entitled to serve as members of the Advisory Board throughout such three-year period (unless removed for cause). Members of the Advisory Board who are not employees of Newco or its Subsidiaries or members of the Board of Directors of Newco will receive a per annum retainer of $45,000 and meeting fees of $1,500 per meeting attended.

(c) Promptly following the Effective Time, Newco shall appoint one or more Senior Executives, designated by Mellon prior to the Closing, who shall be the heads of Newco’s Pittsburgh office and, in addition to their regular duties, shall be responsible for advising the CEO on Pennsylvania state and civic issues and representing Newco with major Pennsylvania business and civic organizations.

(d) On the Closing Date, Newco shall cause the Mellon Financial Corporation Foundation to file Articles of Amendment to become the newly named Mellon Charitable Foundation, dedicated to grant making in Western Pennsylvania. On the Closing Date, Newco shall contribute to the Mellon Charitable Foundation an amount in cash equal to $20 million, which with the approximately $60 million currently in the Mellon Financial Corporation Foundation will total approximately $80 million. While serving as such, the members of the Advisory Board shall serve, with others designated from time to time by Newco, as trustees of the Mellon Charitable Foundation. At and after the Effective Time, in addition to the activities of the Mellon Charitable Foundation, Newco shall maintain Mellon’s strong commitment to charitable giving in the greater Pittsburgh metropolitan area of not less than $1.2 million annually. On the Closing Date, The Bank of New York Foundation shall be renamed The Bank of New York Mellon Corporation Foundation and remain in effect, and Newco shall contribute $40 million to this entity. Following the transfer of assets referred to above, The Bank of New York Mellon Corporation Foundation shall direct its charitable giving outside the greater Pittsburgh metropolitan area. It is agreed by the Parties that Mellon may effectuate the formation and funding of the Mellon Charitable Foundation and The Bank of New York Mellon Corporation Foundation set forth in this Section 5.20(d) by alternative steps if appropriate to comply with applicable Law or facilitate the intended purposes.

(e) It is the intent of the Parties that Newco shall use its reasonable best efforts, in light of and subject to business needs, market conditions and other relevant factors, to create jobs in the Western Pennsylvania area over the 3-5 year period following the Effective Time so that the Newco employment levels within such area and at the end of such period are equal to or greater than those of Mellon within such area at the Effective Time.

(f) It is the current expectation of the Parties that Newco will pay quarterly dividends from and after the Effective Time at the initial rate of $0.235 per share of Newco Common Stock, it being understood that the payment of dividends is subject to declaration by, and solely within the discretion of, the Board of Directors of Newco.

(g) The commitments set forth in this Section 5.20 will be reflected in the minutes of Newco following the Closing Date.

5.21. Change of Method. Mellon and BNY shall be empowered, upon their mutual agreement and without additional approval of their respective Boards of Directors, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Mellon and Newco, and/or of BNY and Newco (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the BNY Exchange Ratio or the Mellon Exchange Ratio, (ii) adversely affect the tax treatment of Mellon’s shareholders or BNY’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Mellon or BNY pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties and Newco in accordance with Section 8.5.

5.22. Restructuring Efforts. If either BNY or Mellon shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms of this Agreement, including the amount or kind of the merger consideration, in a manner adverse to such Party or its shareholders) and/or to resubmit the transaction to their respective shareholders for approval.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

6.1. Conditions to Obligations of Each Party. The respective obligations of each Party and Newco to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 8.6:

(a) Shareholder Approvals. Mellon shall have obtained the Mellon Shareholder Approval and BNY shall have obtained the BNY Shareholder Approval.

(b) Regulatory Approvals. All Regulatory Consents required to consummate the Merger (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired and (ii) not be subject to any term or condition that would, after the Effective Time, have or be reasonably likely to have a Material Adverse Effect on Newco.

(c) No Orders or Restraints; Illegality. No Order issued by any Governmental Authority of competent jurisdiction (whether temporary, preliminary, or permanent) preventing the consummation of the First Step Merger or the Second Step Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the First Step Merger or the Second Step Merger.

(d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and not withdrawn.

(e) Listing of Newco Common Stock. The shares of Newco Common Stock to be issued to the holders of Mellon Common Stock and BNY Common Stock in connection with the Merger shall have been authorized for listing on the NYSE (and holders of BNY Stock Options and Stock-Based Awards and Mellon Stock Options and Stock-Based Awards), subject to official notice of issuance.

6.2. Conditions to Obligations of Mellon. The obligations of Mellon to consummate the First Step Merger are subject to the satisfaction of the following conditions, unless waived by Mellon pursuant to Section 8.6:

(a) Representations and Warranties. The representations and warranties of BNY and Newco set forth in this Agreement, after giving effect to Sections 4.1 and 4.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and Mellon shall have received certificates, dated the Closing Date, signed on behalf of BNY by the Chief Executive Officer and Chief Financial Officer of BNY and signed on behalf of Newco by a senior officer thereof to such effect.

(b) Performance of Agreements and Covenants. BNY and Newco shall each have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Effective Time in all material respects and Mellon shall have received certificates, dated the Closing Date, signed on behalf of BNY by the Chief Executive Officer and Chief Financial Officer of BNY and signed on behalf of Newco by a senior officer thereof to such effect.

(c) Tax Opinion. Mellon shall have received a written opinion from Simpson Thacher & Bartlett LLP in a form reasonably satisfactory to Mellon, dated the date of the Effective Time, substantially to the effect that, (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Mellon and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code in respect of the First Step Merger and each of BNY and Newco will be a party to the reorganization in respect of the Second Step Merger, and (iii) no gain or loss will be recognized by holders of Mellon Common Stock who exchange all of their Mellon Common Stock solely for Newco Common Stock pursuant to the First Step Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Mellon, BNY and Newco reasonably satisfactory in form and substance to such counsel.

(d) Second Step Merger. All conditions to the consummation of the Section Step Merger, other than the condition in Section 6.3(d) shall have been satisfied or waived.

6.3. Conditions to Obligations of BNY. The obligations of BNY to consummate the Second Step Merger are subject to the satisfaction of the following conditions, unless waived by BNY pursuant to Section 8.6:

(a) Representations and Warranties. The representations and warranties of Mellon and Newco set forth in this Agreement, after giving effect to Sections 4.1 and 4.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and BNY shall have received certificates, dated the Closing Date, signed on behalf of Mellon by the Chief Executive Officer and Chief Financial Officer of Mellon and signed on behalf of Newco by a senior officer thereof to such effect.

(b) Performance of Agreements and Covenants. Mellon and Newco shall each have duly performed and complied with the agreements and covenants required to be performed and complied with by it pursuant to this Agreement prior to the Effective Time in all material respects and BNY shall have received certificates, dated the Closing Date, signed on behalf of Mellon by the Chief Executive Officer and Chief Financial Officer of Mellon and signed on behalf of Newco by a senior officer thereof to such effect.

(c) Tax Opinion. BNY shall have received a written opinion from Sullivan & Cromwell LLP in a form reasonably satisfactory to BNY, dated the date of the Effective Time, substantially to the effect that, (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Mellon and Newco will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code in respect of the First Step Merger and each of BNY and Newco will be a party to the reorganization in respect of the Second Step Merger, and (iii) no gain or loss will be recognized by holders of BNY Common Stock who exchange all of their BNY Common Stock solely for Newco Common Stock pursuant to the Second Step Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Mellon, BNY and Newco reasonably satisfactory in form and substance to such counsel.

(d) Consummation of the First Step Merger. The First Effective Time shall have occurred and the First Step Merger shall have been consummated.

ARTICLE 7

TERMINATION

7.1. Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Mellon Shareholder Approval and BNY Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the First Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties:

(a) By mutual consent of both Parties; or

(b) By either Party, upon written notice to the other Party, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach, individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Section 6.2 or 6.3, as the case may be, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(c) By either Party, upon written notice to the other Party, in the event that any Required Consent has been denied by final nonappealable action of the relevant Governmental Authority; or any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action has become final and nonappealable; or

(d) By either Party, upon written notice to the other Party, in the event that the Merger has not been consummated by December 31, 2007 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Termination Date; or

(e) By either Party, upon written notice to the other Party, if the Board of Directors of the other Party shall have (i) failed to recommend adoption of this Agreement; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) such recommendation in any manner adverse to the terminating Party; or taken any other action or made any other statement in connection with the BNY Shareholders Meeting or Mellon Shareholders Meeting, as the case may be, inconsistent with such recommendation (any such action in this clause (i), a “Change in Recommendation”) (or resolved to take any such action), whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of (x) a failure to call in the case of BNY, the BNY Shareholders’ Meeting in accordance with Section 5.6(a) or, in the case of Mellon, the Mellon Shareholders’ Meeting in accordance with Section 5.6(b) or (y) a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Section 5.7(a) or (iii) materially breached its obligations under Section 5.6 or 5.13; or

(f) By either Party, if it determines in good faith by a majority vote of its Board of Directors that the other Party has substantially engaged in bad faith in breach of its obligations under Section 5.22 of this Agreement; or

(g) By either Party, if a tender offer or exchange offer for 20% or more of the outstanding shares of the other Party’s Common Stock is commenced (other than by the terminating Party), and the Board of Directors of the other Party recommends that its shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the 1934 Act.

7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, and none of BNY, Mellon, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (a) the provisions of Sections 4.3(r) and 5.11(b), this Section 7.2 and Article 8 shall survive any such termination and abandonment, and (b) a termination of this Agreement shall not relieve the breaching Party from Liability for any uncured willful and material breach of a covenant or agreement of such Party contained in this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1. Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 ACT” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 ACT” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ACQUISITION PROPOSAL” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a Party and its Subsidiaries (including Stock of its Subsidiaries) or 20% or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or the shareholders of such third party) beneficially owning 20% or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Party.

“AFFILIATE” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“BHC ACT” shall mean the federal Bank Holding Company Act of 1956, as amended.

“BNY CAPITAL STOCK” shall mean BNY Common Stock, BNY Class A Preferred Stock and BNY Preferred Stock.

“BNY CLASS A PREFERRED STOCK” shall mean the $2.00 par value per share preferred stock of BNY.

“BNY COMMON STOCK” shall mean the $7.50 par value per share common stock of BNY.

“BNY EXCHANGE RATIO” shall mean 0.9434.

“BNY PREFERRED STOCK” shall mean the no par value per share preferred stock of BNY.

“BNY RESTATED CERTIFICATE OF INCORPORATION” shall mean the restated certificate of incorporation of BNY in effect as of the date of this Agreement and amended from time to time thereafter.

“COMPENSATION AND BENEFIT PLAN” shall mean any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, including any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party for the benefit of its and its Subsidiaries’ employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and, except for the purposes of the first sentence of Section 4.3(k)(i) and the provisions of Section 5.17 (other than Section 5.17(e)), any employment, severance, termination, consulting or retirement Contract with its or its Subsidiaries’ current or former employees.

“CONFIDENTIALITY AGREEMENT” shall mean that certain Confidentiality Agreement, dated November 1, 2006, by and between BNY and Mellon.

“CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“CONTRACT” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“CORPORATE TRUST BUSINESS” shall mean (i) providing (whether directly or under the name of another bank or trust company through a private label relationship) corporate trust and agency services for corporate, municipal, governmental agency and other issuers of debt and asset-backed, mortgage-backed, collateralized debt obligation, trust preferred, commercial paper issued by municipalities in the United States, project finance, Eurobonds, repacks, conduits, structured investment vehicles (SIV) and other securities under various indentures, agreements and resolutions, including providing investment execution, document custody, master servicing, common and specialized depositary, bond analytics, debt defeasance and other escrow services in conjunction with acting in a capacity otherwise included in the Corporate Trust Business, and other related services, all as provided in a Corporate Trust Capacity; and (ii) serving as loan agency, collateral agent and other specialty agencies arising in a Corporate Trust Capacity.

“CORPORATE TRUST CAPACITY” shall mean acting in a trustee, registrar, agency, custodial or other similar capacity under a Corporate Trust Agreement, and any rights or duties arising from, or the provision of any services in connection with, any such capacities.

“DEFAULT” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“ENVIRONMENTAL LAWS” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., and any other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA PLAN” shall mean any Compensation and Benefit Plan which is an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“EXCHANGE AGENT” shall mean an exchange agent mutually agreed upon by BNY and Mellon, which may be an Affiliate of either Party.

“EXHIBITS” 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FACILITIES” shall mean all buildings and improvements on the Property of any Person and any of its Subsidiaries.

“FINANCIAL STATEMENTS” shall mean the consolidated statements of condition or balance sheets (including related notes and schedules, if any) of a Party included in any SEC Report filed by a Party, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in any SEC Report filed by a Party.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

“GOVERNMENTAL AUTHORITY” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, black mold and any polychlorinated biphenyls).

“HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“INTELLECTUAL PROPERTY” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, Trade Secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“INTERNAL REVENUE CODE” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“JOINT PROXY STATEMENT/PROSPECTUS” shall mean the joint proxy statement and prospectus and other proxy solicitation materials of BNY and Mellon constituting a part of the Registration Statement.

“LAW” shall mean any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“LIEN” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable and (ii) in the case of depository institution Subsidiaries of a Party, pledges to secure deposits.

“LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, suit or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations by Regulatory Authorities.

“MELLON RESTATED ARTICLES OF INCORPORATION” shall mean the restated articles of incorporation of Mellon in effect as of the date of this Agreement and as amended from time to time thereafter.

“MELLON CAPITAL STOCK” shall mean the Mellon Common Stock and Mellon Preferred Stock.

“MELLON COMMON STOCK” shall mean the $0.50 par value per share common stock of Mellon.

“MELLON EXCHANGE RATIO” shall mean 1.0.

“MELLON PREFERRED STOCK” shall mean the $1.00 par value per share preferred stock of Mellon.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NEWCO COMMON STOCK” shall mean the common stock of Newco.

“NYBCL” shall mean the New York Business Corporation Law, as amended.

“NYSE” shall mean the New York Stock Exchange, Inc.

“ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“ORGANIZATIONAL DOCUMENTS” shall mean the articles of incorporation, certificate of incorporation, charter, by-laws or other similar governing instruments, in each case as amended as of the date specified, of any Person, including the Mellon Restated Charter and the BNY Restated Certificate of Incorporation.

“OUTSTANDING” shall mean, with respect to shares of capital stock of a Party or Newco, shares of such capital stock that are issued and outstanding at a particular time.

“PARTY” shall mean either BNY or Mellon, and “PARTIES” shall mean both BNY and Mellon.

“PBCL” shall mean the Pennsylvania Business Corporation Law, as amended.

“PENSION PLAN” shall mean any ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, order or permit from Governmental Authorities that are required for the operation of a Party’s respective businesses.

“PERMITTED ISSUANCES” shall mean (a) in the case of BNY, (i) issuances of BNY Common Stock upon exercise of Rights outstanding as of the date hereof issued under the BNY Stock Plans, (ii) issuances of new Rights pursuant to and in accordance with the BNY Stock Plans for up to 105% of the number by type (i.e., options, restricted stock) of Rights issued by BNY during the twelve months prior to the date hereof, provided that (A) such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of the timing, type, terms and amount of such issuances and (B) such Rights do not vest in connection with the transactions contemplated by this Agreement, (iii) issuances of BNY Common Stock in accordance with the BNY Stock Plans pursuant to Rights issued under (a)(ii) above, (iv) issuances of BNY Common Stock pursuant to the BNY DRIP and the BNY ESPP to the extent permitted hereunder, (v) issuances of BNY Common Stock upon conversion of BNY Series A Preferred Stock, and (vi) issuances set forth in Section 8.1(a) of the BNY Disclosure Letter; and (b) in the case of Mellon, (i) issuances of Mellon Common Stock upon exercise of Rights outstanding as of the date hereof issued under the Mellon Stock Plans, (ii) issuances of new Rights pursuant to and in accordance with the Mellon Stock Plans for up to 105% of the number by type (i.e., options, restricted stock) of Rights issued by Mellon during the twelve months prior to the date hereof, provided that (A) such issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of the timing, type, terms and amount of such issuances and (B) such Rights do not vest in connection with the transactions contemplated by this Agreement, (iii) issuances of Mellon Common Stock in accordance with the Mellon Stock Plans pursuant to Rights issued under (b)(ii) above, (iv) issuances of Mellon Common Stock pursuant to the Mellon DRIP and the Mellon ESPP in accordance with the terms and provisions of those plans as currently in effect, (v) issuances of Mellon Common Stock pursuant to earn-out or other similar provisions under Contracts set forth in Section 8.1(a) of the Mellon Disclosure Letter, (vi) issuances of Mellon Common Stock in the form of (A) Mellon matching contributions to the Mellon 401(k) Retirement Savings Plan (the amount of which contributions may be increased as set forth in Sections 4.3(k)(x) and 8.1(a) of the Mellon Disclosure Letter) and (B) elections of participants in such Retirement Savings Plan as to the investment of their balances thereunder, and (vii) issuances set forth in Sections 4.3(k)(x) and 8.1(a) of the Mellon Disclosure Letter.

“PERMITTED REPURCHASES” shall mean (a) repurchases of BNY Capital Stock or Mellon Capital Stock in accordance with any stock repurchase program announced prior to the date of this Agreement by a Party, or any extension or renewal of such program, provided that all such repurchases are made in compliance with the safe harbor contained in Rule 10b-18 under the 1934 Act, (b) repurchases or redemptions (including any cancellation upon conversion into Mellon Common Stock) of the issued and outstanding shares of BNY Series A Preferred Stock in accordance with Section 5.4 and (c) any repurchases set forth in Section 8.2(b) of the BNY Disclosure Letter or the Mellon Disclosure Letter, as the case may be.

“PERSON” shall mean a natural person or any legal, commercial, or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“PROPERTY” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“REGISTRATION STATEMENT” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Newco under the 1933 Act with respect to the shares of Newco Common Stock to be issued to the shareholders of Mellon and BNY in connection with the transactions contemplated by this Agreement.

“REGULATORY AUTHORITIES” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service, the PBGC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, the NYSE, and the SEC (including, in each case, the staff thereof).

“REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“RIGHTS” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the BNY Stock Options, BNY Stock-Based Awards, Mellon Stock Options and Mellon Stock-Based Awards.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC DOCUMENTS” shall mean all forms, proxy statements, registration statements, offering circulars, information statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“SECURITIES LAWS” shall mean the 1933 Act, the 1934 Act, the Investment Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, each as amended, and state securities and “Blue Sky” Laws, including in each case the rules and regulations of any Governmental Authority promulgated thereunder.

“STOCK OPTION AGREEMENTS” shall mean the collective reference to the Mellon Stock Option Agreement and the BNY Stock Option Agreement.

“SUBSIDIARY” or “SUBSIDIARIES” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC; provided that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity; provided, that unless the context otherwise requires, Newco shall not be considered a Subsidiary of either Party.

“SUPERIOR PROPOSAL” shall mean a bona fide written Acquisition Proposal which the Board of Directors of a Party concludes in good faith, after consultation with such Party’s financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal

(including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is demonstrably more favorable to the shareholders of such Party from a financial point of view than the transactions contemplated by this Agreement and (ii) is fully financed, has no more than an immaterial risk of not receiving all required governmental approvals on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 8.1(a), except that each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Mellon or BNY, as the case may be, and not any of their respective Subsidiaries.

“TAX” or “TAXES” shall mean all federal, state, local, and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any related interest and penalties, or additions thereto.

“TAX RETURN” shall mean any report, return, information return, or other information required to be supplied to a Taxing authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“TAXABLE PERIOD” shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

“TECHNOLOGY SYSTEMS” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by Person and its Subsidiaries.

“TRADE SECRETS” means all trade secrets and confidential information and know-how, including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Advisory Board	Section 5.20(b)
Advisory Client	Section 4.3(u)(i)
Advisory Contract	Section 4.3(u)(i)

Advisory Entities	Section 4.3(u)(i)
Agreement	Preamble
Available BNY Stock Plan Shares	Section 2.6(d)
Available Mellon Stock Plan Shares	Section 1.6(d)
BNY	Preamble
BNY Continuing Employees	Section 5.17(a)
BNY DRIP	Section 2.6(f)
BNY ESPP	Section 2.6(f)
BNY Holder	Section 3.2
BNY Insiders	Section 5.15
BNY Plans	Section 5.17(a)
BNY Shareholder Approval	Section
BNY Shareholders’ Meeting	Section 5.6(a)
BNY Stock Option	Section 2.6(a)
BNY Stock Option Agreement	Recitals
BNY Stock Plan	Section 2.6(a)
BNY Stock-Based Award	Section 2.6(b)
CERCLA	Section 4.3(h)
Change in Recommendation	Section 7.1(e)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Continuing Employees	Section 5.17(a)
Corporate Trust Agreements	Section 4.3(v)(i)
Covered Parties	Section 5.18(b)
Delaware Secretary of State	Section 1.2
Disclosure Letter	Section 4.1
Effective Time	Section 2.3
ERISA Affiliate	Section 4.3(k)(v)
Exchange Fund	Section 3.1(a)
First Effective Time	Section 1.2
First Step Merger	Section 1.1
Foreign Antitrust Approvals	Section 4.3(b)(iii)
Fund Client	Section 4.3(u)(i)
Holder	Section 3.1(b)
Indemnified Parties	Section 5.18(a)
Investment Advisers Act	Section 4.3(u)(v)
Investment Company Act	Section 4.3(u)(i)
Material Adverse Effect	Section 4.2(b)
Maximum Amount	Section 5.18(c)(ii)
Mellon	Preamble
Mellon Continuing Employees	Section 5.17(a)
Mellon DRIP	Section 1.6(f)
Mellon ESPP	Section 1.6(f)
Mellon Holder	Section 3.2

Mellon Insiders	Section 5.15
Mellon Plans	Section 5.17(a)
Mellon Shareholder Approval	Section
Mellon Shareholders’ Meeting	Section 5.6(b)
Mellon Stock Option	Section 1.6(a)
Mellon Stock Option Agreement	Recitals
Mellon Stock Plan	Section 1.6(a)
Mellon Stock-Based Award	Section 1.6(b)
Merger	Section 2.1
New Certificates	Section 3.1(a)
Newco	Preamble
Newco Stock Option	Section 1.6(a)
Newco Stock-Based Award	Section 1.6(b)
Newco Shareholder Approval	Section
New York Department of State	Section 2.3
Old Certificates	Section 2.4(b)
Old BNY Certificates	Section 2.4(b)
Old Mellon Certificates	Section 1.3(b)
Original Agreement	Recitals
PCBs	Section 4.3(h)
Pennsylvania Department of State	Section 1.2
Regulatory Consents	Section 4.3(b)(iii)
Required Consents	Section 6.1(b)
Second Step Merger	Section 2.1
SEC Reports	Section 4.3(d)(i)
Sponsored	Section 4.3(u)(i)
Takeover Laws	Section 4.3(q)
Termination Date	Section 7.1(d)
Trust Account Shares	Section 1.3(a)
Voting Debt	Section 4.3(c)(iii)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to December 3, 2006.

8.2. Non-Survival of Representations and Covenants. Except for Article 1, Article 2 and Article 3, Sections 5.5(c), 5.11(b), 5.17, 5.18, 5.19 and 5.20, and this Article 8, the respective representations, warranties, obligations, covenants, and agreements of the Parties and Newco shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

8.3. Expenses. Except as otherwise provided in this Section 8.3, each of the Parties and Newco shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that the Parties shall each bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement/Prospectus, one half of the printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus and one half of the filing fees in connection with any filing under the HSR Act.

8.4. Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Disclosure Letters and Exhibits) constitutes the entire agreement between the Parties and Newco with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or Newco or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as provided in Sections 5.18 and 5.19.

8.5. Amendments. Before the Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties and Newco, by action taken or authorized by their respective Boards of Directors, whether before or after the Mellon Shareholder Approval or BNY Shareholder Approval has been obtained, except to the extent that any such amendment would violate applicable Law or would require the approval of the shareholders of Mellon or shareholders of BNY, unless such required approval is obtained.

8.6. Waivers.

(a) Prior to or at the Effective Time, either Party or Newco shall have the right to waive any Default in the performance of any term of this Agreement by the other Party or Newco, to waive or extend the time for the compliance or fulfillment by the other Party or Newco of any and all of such other Party’s or Newco’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party or Newco shall be effective unless in writing signed by a duly authorized officer of such Party or Newco.

(b) The failure of any Party or Newco at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party or Newco at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

8.7. Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party or Newco (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

8.8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Mellon:	Mellon Financial Corporation
One Mellon Center
Pittsburgh, PA 15258
Fax Number: (412) 234-1684
Attention: Corporate Secretary

Copy to Counsel:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax Number: (212) 455-2502
Attention: Lee Meyerson, Esq.
Maripat Alpuche, Esq.

and

Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Fax Number: (412) 288-3063
Attention: Thomas Todd, Esq.
Frederick C. Leech, Esq.

BNY:	The Bank of New York Company, Inc.
One Wall Street
New York, New York 10286
Fax Number: (212) 635-8460
Attention: General Counsel

Copy to Counsel:	Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Fax Number: (212) 558-3588
Attention: H. Rodgin Cohen, Esq.
Mitchell S. Eitel, Esq.

Newco:	The Bank of New York Mellon Corporation
One Wall Street
New York, New York 10286
Fax Number: (212) 635-8460
Attention: General Counsel

Copy to Counsel:	The Bank of New York Mellon Corporation
One Mellon Center
Pittsburgh, PA 15258
Fax Number: (412) 234-1684
Attention: Corporate Secretary

8.9. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the Law of the State of New York.

8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and which counterparts may be delivered by facsimile.

8.11. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.12. Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party or Newco, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties and Newco acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties and Newco. Nothing contained herein shall require any Party or person to take any action of any type in violation of applicable Law.

8.13. Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or Newco. Upon such determination, the Parties and Newco shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties and Newco. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.14. Waiver of Jury Trial. Each Party and Newco acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party and Newco hereby irrevocably and unconditionally waives any right such Party and Newco may have to a trial by jury in respect of any Litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this

Agreement. Each Party and Newco certifies and acknowledges that (a) no representative, agent or attorney of the other Party or Newco has represented, expressly or otherwise, that such other Party or Newco would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party and Newco understands and has considered the implications of this waiver, (c) each Party and Newco makes this waiver voluntarily, and (d) each Party and Newco has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.14.

8.15. Submission to Jurisdiction. Each Party and Newco hereto irrevocably submits to the jurisdiction of (i) the Court of Chancery of the State of Delaware, County of New Castle, and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party and Newco hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Court of Chancery of the State of Delaware, County of New Castle. Each Party and Newco hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Court of Chancery of the State of Delaware, County of New Castle, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party and Newco hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The Parties and Newco hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.16. Specific Performance. The Parties and Newco agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties and Newco shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.15 above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.17. Effectiveness of Amendment and Restatement. This Agreement amends and restates the Original Agreement in its entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of December 3, 2006 unless expressly stated otherwise. This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the parties hereto.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered on its behalf by its duly authorized officers as of the day and year first above written.

THE BANK OF NEW YORK COMPANY, INC.

By	/s/ THOMAS A. RENYI
Name:	Thomas A. Renyi
Title:	Chairman and Chief Executive Officer

MELLON FINANCIAL CORPORATION

By	/s/ ROBERT P. KELLY
Name:	Robert P. Kelly
Title:	Chairman, President and Chief Executive Officer

THE BANK OF NEW YORK MELLON CORPORATION

By	/s/ ROBERT P. KELLY
Name:	Robert P. Kelly
Title:	Chief Executive Officer

Signature Page to Amended and Restated Merger Agreement